                                                                 EXHIBIT 4.6(a)


                          LOAN AND SECURITY AGREEMENT

                           DATED AS OF JUNE 17, 1997

             AMONG PIONEER AMERICAS ACQUISITION CORP., AS BORROWER,

                BANK OF AMERICA ILLINOIS, AS AGENT AND A LENDER,

                                      AND

                         THE OTHER LENDERS PARTY HERETO

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
1. DEFINITIONS AND OTHER TERMS..........................................................1
         1.1. Definitions...............................................................1
         1.2. Other Definitional Provisions............................................20
         1.3. Interpretation of Agreement..............................................20
         1.4. Compliance with Financial Restrictions...................................21

2. LOANS; LETTERS OF CREDIT; OTHER MATTERS.............................................21
         2.1. Loans....................................................................21
         2.2. Letters of Credit........................................................23
         2.3. Loan Account; Demand Deposit Account.....................................25
         2.4. Interest and Fees........................................................25
         2.5. Requests for Loans; Borrowing Base Certificates; Other Information.......26
         2.6. Statements...............................................................27
         2.7. Overdraft Loans..........................................................27
         2.8. Over Advances............................................................28
         2.9. All Loans One Obligation.................................................28
         2.10. Making of Payments; Application of Collections; Charging of Accounts....28
         2.11. Agent's Election Not to Enforce.........................................30
         2.12. Reaffirmation...........................................................30
         2.13. Setoff..................................................................30
         2.14. Upfront Closing Fee.....................................................31
         2.15. Settlements, Distributions and Apportionment of Payments................31

3. COLLATERAL..........................................................................32
         3.1. Grant of Security Interest...............................................32
         3.2. Accounts Receivable......................................................33
         3.3. Inventory................................................................36
         3.4. Supplemental Documentation...............................................37
         3.5. Collateral for the Benefit of Agent and Lenders..........................37
         3.6. Certain Intellectual Property............................................37
         3.7. Landlord's Agreements....................................................37

4. REPRESENTATIONS AND WARRANTIES......................................................38
         4.1. Organization.............................................................38
         4.2. Authorization............................................................38
         4.3. No Conflicts.............................................................39
         4.4. Validity and Binding Effect..............................................39
         4.5. No Default...............................................................39
         4.6. Financial Statements.....................................................39


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
         4.7. Insurance................................................................40
         4.8. Litigation; Contingent Liabilities.......................................40
         4.9. Liens....................................................................40
         4.10. Subsidiaries............................................................41
         4.11. Partnerships; Joint Ventures............................................41
         4.12. Business and Collateral Locations.......................................41
         4.13. Senior Secured Notes....................................................42
         4.14. Term Loans..............................................................42
         4.15. Eligibility of Collateral...............................................43
         4.16. Patents, Trademarks, etc................................................43
         4.17. Solvency................................................................43
         4.18. Contracts; Labor Matters................................................43
         4.19. Pension and Welfare Plans...............................................44
         4.20. Regulations G, U and X..................................................44
         4.21. Compliance..............................................................44
         4.22. Taxes...................................................................45
         4.23. Investment Company Act Representation...................................45
         4.24. Public Utility Holding Company Act Representation.......................45
         4.25. Environmental and Safety and Health Matters.............................45
         4.26. Related Agreements and Transaction Documents............................46
         4.27. Capitalized Lease Obligations...........................................47
         4.28. Other Transactions......................................................47
         4.29. Holding Companies.......................................................47

5. BORROWER COVENANTS..................................................................48
         5.1. Financial Statements and Other Reports...................................48
         5.2. Notices..................................................................50
         5.3. Existence................................................................52
         5.4. Nature of Business.......................................................53
         5.5. Books, Records and Access................................................53
         5.6. Insurance................................................................53
         5.7. Repair...................................................................54
         5.8. Taxes....................................................................54
         5.9. Compliance...............................................................55
         5.10. Pension Plans...........................................................55
         5.11. Merger, Purchase and Sale...............................................55
         5.12. Restricted Payments.....................................................56
         5.13. Stock...................................................................57
         5.14. Indebtedness............................................................57
         5.15. Liens...................................................................58
         5.16. Guaranties..............................................................58
         5.17. Investments.............................................................59
         5.18. Designated Subsidiaries.................................................59



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

         5.19. Loans to Designated Subsidiaries.................................59
         5.20. Change in Accounts Receivable....................................60
         5.21. Environmental Issues.............................................60
         5.22. Related Agreements...............................................60
         5.23. Unconditional Purchase Options...................................60
         5.24. Use of Proceeds..................................................61
         5.25. Transactions with Related Parties................................61
         5.26. Amendment of Documents...........................................61
         5.27. Designated Subsidiary............................................62
         5.28. Limitation on Applicability of Covenants.........................62
         5.29. Merger...........................................................62
         5.30. Holding Companies................................................62
         5.31. Banking Relationships............................................62

6. DEFAULT......................................................................63
         6.1. Event of Default..................................................63
         6.2. Effect of Event of Default; Remedies..............................65

7. ADDITIONAL PROVISIONS REGARDING COLLATERAL AND AGENT'S RIGHTS................66
         7.1. Notice of Disposition of Collateral...............................66
         7.2. Application of Proceeds of Collateral.............................66
         7.3. Care of Collateral................................................67
         7.4. Performance of Borrower's Obligations.............................67
         7.5. Agent's Rights....................................................67

8. CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER MATTERS................68
         8.1. Conditions Precedent to Initial Loans and Letters of Credit.......68
         8.2. Continuing Conditions Precedent to all Loans; Certification.......70

9. INDEMNITY....................................................................70
         9.1. Environmental and Safety and Health Indemnity.....................70
         9.2. General Indemnity.................................................71
         9.3. Capital Adequacy..................................................72

10. AGENT.......................................................................72
         10.1. Appointment of Agent.............................................72
         10.2. Nature of Duties of Agent........................................73
         10.3. Agent in its Capacity as Lender..................................73
         10.4. Independent Credit Analysis......................................73
         10.5. General Immunity.................................................74
         10.6. Action by Agent..................................................75
         10.7. Right to Indemnity...............................................75





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
         10.8. Rights and Remedies to be Exercised by Agent Only..................76
         10.9. Agent's Resignation................................................76
         10.10. Disbursement of Proceeds of Loans and Other Advances..............76
         10.11. Release of Collateral.............................................77
         10.12. Agreement to Cooperate............................................77
         10.13. Sharing of Collateral.............................................77
         10.14. Lenders to Act as Agents..........................................78

11. ADDITIONAL PROVISIONS.........................................................78

12. GENERAL.......................................................................78
         12.1. Borrower Waiver....................................................78
         12.2. Power of Attorney..................................................78
         12.3. Expenses; Attorneys' Fees..........................................79
         12.4. BAI's Fees and Charges.............................................80
         12.5. Lawful Interest....................................................80
         12.6. No Waiver by Agent or any Lender; Amendments.......................81
         12.7. Termination of Revolving Credit....................................81
         12.8. Notices............................................................82
         12.9. Assignments and Participations; Information........................82
         12.10. Severability......................................................84
         12.11. Successors........................................................84
         12.12. Construction......................................................84
         12.13. Consent to Jurisdiction...........................................85
         12.14. Subsidiary Reference..............................................85
         12.15. Waiver of Jury Trial..............................................85



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                          LOAN AND SECURITY AGREEMENT

                  THIS AGREEMENT ("Agreement") is made as of this 17th day of June, 1997 by and among BANK OF AMERICA ILLINOIS (in its individual capacity, "BAI"), an Illinois corporation having its principal office at 231 South LaSalle Street, Chicago, Illinois 60697, as Agent and a Lender hereunder, the other Lenders from time to time party hereto, and PIONEER AMERICAS ACQUISITION CORP. ("Borrower"), a Delaware corporation having its principal office at 4200 NationsBank Center, 700 Louisiana Street, Houston, Texas 77002.

                              W I T N E S S E T H:

                  WHEREAS, Borrower may, from time to time, request loans or other financial accommodations from Lenders, and the parties wish to provide for the terms and conditions upon which such loans or other financial accommodations shall be made;

                  NOW, THEREFORE, in consideration of any loan or advance or grant of credit (including any loan or advance or grant of credit by renewal or extension) hereafter made to Borrower by, or on behalf of, Lenders, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS AND OTHER TERMS.

    1.1.      Definitions.

    In addition to terms defined elsewhere in this Agreement or any Supplement, Schedule or Exhibit hereto, when used herein, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

    "Account Debtor" means any Person who is or who may become obligated to Borrower or any Designated Subsidiary under, with respect to, or on account of an Account Receivable, Contract Right or other Collateral.

    "Account Receivable" means any account of Borrower or any Designated Subsidiary and any other right of Borrower or any Designated Subsidiary to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

    "Acquisition" means, collectively, (a) the purchase by PCAC of the assets of the Tacoma, Washington chlor-alkali facility of OCC and (b) the transactions contemplated in connection therewith, including without limitation (i) the issuance by Parent to Occidental Chemical Corporation of 55,000 shares of its convertible preferred stock, par value $0.01 per share and (ii) the execution by Occidental Chemical Corporation and

Borrower of a certain Chlorine Purchase Agreement, in each case occurring on or before the Closing Date.

    "Agent" means BAI in its capacity as agent for Lenders hereunder and under the Related Agreements, or any successor agent pursuant to Section 10.

    "Agreement" means this Loan and Security Agreement, as the same may be amended, modified or supplemented from time to time.

    "Applicable Margin" means, at any time, a percentage determined with reference to Borrower's Total Debt to EBITDA Ratio for the twelve month period ending on the last day of Borrower's most recent fiscal quarter, as set forth below for the applicable interest rate or fee:

    Total Debt to           Applicable Margin         Applicable Margin      Applicable Margin
    EBITDA Ratio           for LIBOR Rate Loans    for Floating Rate Loans    for Nonuse Fee
    ------------           --------------------    -----------------------    --------------
Equal to or greater                2.50%                  0.00%                    0.375%
  than 4.0:1.0

Less than 4.0:1.0 and              2.25%                  0.50%                    0.25%
  equal to or greater
  than 3.5:1.0

Less than 3.5:1.0 2.00% 0.50% 0.25% The Total Debt to EBITDA Ratio for any fiscal quarter shall be determined pursuant to Borrower's monthly financial statements for the last month in such quarter delivered pursuant to Section 5.1.1(b) or, with respect to the last fiscal quarter in any Fiscal Year, Borrower's annual audited financial statements for such Fiscal Year delivered pursuant to Section 5.1.1(a). Changes in the Applicable Margin shall become prospectively effective 5 days after receipt by Agent of the applicable financial statements, accompanied by a calculation of the Total Debt to EBITDA Ratio. The Applicable Margin for the period from the Closing Date until five
(5) days after receipt by Agent of Borrower's financial statements for June, 1997, shall be set at the level that would be applicable if the Total Debt to EBITDA Ratio were equal to or greater than 4.0:1.0.

    "Application" means an application by Borrower, in a form and containing terms and provisions acceptable to Agent and Issuing Bank, for the issuance by Issuing Bank of a Letter of Credit.

    "Assignee Deposit Account" has the meaning ascribed to such term in Section 3.2(d).





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    "Assignment and Acceptance Agreement" means an agreement in the form of
Exhibit D pursuant to which a Lender assigns all or a portion of its rights, and delegates all or such portion of its obligations, under this Agreement and the Related Agreements, to another Person.

    "Attorneys' Fees" has the meaning ascribed to such term in Section 12.3.

    "BAI" has the meaning ascribed to such term in the Preamble.

    "Banking Day" means any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois; provided, with respect to LIBOR Rate Loans, Banking Days shall not include a day on which dealings in U.S. Dollars may not be carried on by BAI in the London interbank LIBOR market.

    "Borrower" has the meaning ascribed to such term in the Preamble.

    "Borrower Collateral" has the meaning ascribed to such term in Section 3.1.

    "Borrowing Base" has the meaning ascribed to such term in Supplement A.

    "Borrowing Base Certificate" means a certificate in the form of Exhibit A attached hereto, executed and certified as accurate by an officer of Borrower designated in writing from time to time by Borrower to Agent pursuant to resolutions of the Board of Directors of Borrower.

    "BMPC" means Black Mountain Power Company, a Subsidiary of PCAC.

    "Capitalized Lease" means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

    "Closing Date" means the first date on which Loans are made, or Letters of Credit are issued, under this Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

    "Collateral" means, collectively, (a) Borrower Collateral and (b) the Obligor Collateral.

    "Contingent Payment Agreement" shall mean that certain Contingent Payment Agreement dated on or about the Original Closing Date among Parent, Borrower and Sellers.




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    "Contract Right" means any right of Borrower or any Designated Subsidiary to payment under a contract for the sale or lease of goods or the rendering of services, which right is not yet earned by performance.

    "Credit" means the facility established under this Agreement pursuant to which Lenders will make Revolving Loans (the "Revolving Credit") to Borrower, and/or cause Issuing Bank to issue Letters of Credit for the account of Borrower.

    "Default Rate" means, with respect to a Loan, the rate of interest which is applicable to such Loan after the occurrence of an Event of Default, as determined pursuant to Supplement A.

    "Demand Deposit Account" has the meaning ascribed to such term in Section
2.3.

    "Depository Accounts" has the meaning ascribed to such term in Section
3.2(d).

    "Designated Subsidiary" means any Subsidiary of Borrower so designated by Borrower from time to time, with Agent's written consent, which shall not be unreasonably withheld. The Designated Subsidiaries existing on the Closing Date are designated as such on Schedule 4.10.

    "Disproportionate Advance" has the meaning ascribed to such term in Section 2.1.1(a).

    "East" means Pioneer (East), Inc., a Subsidiary of PAI.

    "EBITDA" for any period means net earnings (excluding interest income) before interest expense, tax expense, depreciation and amortization, all determined for Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP; provided, that for purposes hereof (a) net earnings shall not include any gains or losses on the sale or other disposition of Investments or fixed assets or any other extraordinary items of income and (b) net earnings for periods that include any portion of the 1997 Fiscal Year shall exclude up to $31,000,000 related to prepayment premiums paid or incurred by Borrower in connection with the refinancing of some or all of the First Mortgage Notes on or about the Closing Date.

    "Eligible Account Receivable" means an Account Receivable owing to Borrower or a Designated Subsidiary which meets the following requirements:

    (a) it is genuine and in all respects what it purports to be;

    (b) it arises from either (i) the performance of services by Borrower or such Designated Subsidiary, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto or (ii) the sale or lease of goods by Borrower or such Designated Subsidiary; and if it arises from the sale or lease of goods, (A) such goods comply with such Account Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor and neither Borrower nor such Designated Subsidiary has knowledge that the Account Debtor has failed to accept delivery of all or a portion of such goods, and (B) Borrower or such Designated Subsidiary has possession of shipping and delivery receipts evidencing such shipment, delivery and acceptance;

    (c) it (i) is evidenced by an invoice rendered to the Account Debtor with respect thereto which (A) is dated not earlier than the date of shipment or performance and (B) has payment terms which are not unacceptable to Agent in its reasonable discretion and (ii) meets the additional Eligible Account Receivable requirements set forth in Supplement A;

    (d) it is not subject to any assignment, claim or Lien, other than (i) a Lien in favor of Agent, for the benefit of itself and Lenders, and (ii) a Lien consented to by Agent in writing;

    (e) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to Agent identifying or including such Account Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return any of such goods;

    (f) there are no proceedings or actions which to the knowledge of Borrower are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which are reasonably likely to materially impair its ability to pay any Account Receivable in full when due;

    (g) it does not arise out of a contract which, by its terms, forbids, restricts or makes void or unenforceable the assignment by Borrower or such Designated Subsidiary to Agent, for the benefit of itself and Lenders, of the Account Receivable arising with respect thereto;

    (h) the Account Debtor with respect thereto is not Borrower, a Subsidiary, Related Party (other than Saguaro Power Company L.P.) or Obligor, or a director, officer, employee or agent of Borrower, a Subsidiary, Related Party or Obligor;

    (i) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States of America (a "Domestic Account");




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    (j) it is not a Domestic Account (a "Foreign Account"), but only to the extent that the aggregate amount of all Foreign Accounts does not exceed $3,000,000 (the "Foreign Account Limit");

    (k) it is not an Account Receivable arising from a "sale on approval," "sale or return" or "consignment," or subject to any other repurchase or return agreement;

    (l) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or such Designated Subsidiary or any Subsidiary, Related Party or other Obligor (or by any agent or custodian of Borrower or such Designated Subsidiary, any Subsidiary, Related Party or Obligor) for the account of or subject to further and/or future direction from the Account Debtor thereof;

    (m) it is not an Account Receivable which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Related Agreement relating directly or indirectly to Accounts Receivable;

    (n) it arises in the ordinary course of Borrower's or such Designated Subsidiary's business;

    (o) if the Account Debtor is the United States of America or any state or local governmental entity, or any department, agency or instrumentality thereof, Borrower or such Designated Subsidiary has assigned its rights to payment of such Account Receivable to Agent, for the benefit of itself and Lenders, pursuant to the Assignment of Claims Act of 1940, as amended, or pursuant to any similar state or local law, regulation or requirement, but only to the extent that the aggregate amount of such government Accounts exceeds $10,000,000 or the amount of any individual government Accounts exceeds $2,000,000;

    (p) if Agent in its reasonable business judgment has established a credit limit for an Account Debtor, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit; provided, however, that Agent may not reduce any credit limit with respect to any Account Debtor except upon 45 days' prior notice to Borrower;

    (q) if the Account Receivable is evidenced by chattel paper or an instrument, (i) Agent shall have specifically agreed in writing to include such Account Receivable as an Eligible Account Receivable, (ii) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account Receivable and (iii) the originals of such chattel paper or instruments have been endorsed and/or assigned and delivered to Agent, for the benefit of itself and Lenders, in a manner satisfactory to Agent;





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

    (r) it is an Account Receivable with respect to which Agent, for itself and Lenders, has a valid, first priority and fully perfected Lien, other than Foreign Accounts with an aggregate value less than or equal to the Foreign Account Limit; and

    (s) it is an Account Receivable that Agent in its reasonable business judgment deems to be acceptable.

Agent further reserves the right in its reasonable business judgment, from time to time hereafter, to designate upon ten (10) Banking Days' prior notice to Borrower as ineligible specific Accounts Receivable that meet the aforementioned criteria for Eligible Accounts Receivable, including without limitation if Agent in its reasonable business judgment determines that the prospect of payment or performance of the Account Debtor with respect to such Account Receivable is or will be materially impaired for any reason whatsoever. An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable.

    "Eligible Inventory" means Inventory of Borrower or any Designated Subsidiary, which meets the following requirements:

    (a) it is owned by Borrower or a Designated Subsidiary and is not subject to any prior assignment, claim or Lien, other than (i) a Lien in favor of Agent, for the benefit of itself and Lenders, and (ii) Liens consented to by Agent in writing;

    (b) if it is a hard good held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused;

    (c) except as Agent may otherwise consent, it is in the possession and control of Borrower, a Designated Subsidiary or their respective agents;

    (d) if it is in the possession or control of a bailee, warehouseman, processor or other Person other than Borrower or a Designated Subsidiary, Agent is in possession of such agreements, instruments and documents as Agent may require (each in form and content acceptable to Agent and duly executed, as appropriate, by the bailee, warehouseman, processor or other Person in possession or control of such Inventory, as applicable), including but not limited to warehouse receipts in Agent's name, for the benefit of itself and Lenders, covering such Inventory;


    (e) it is not Inventory which is dedicated to, identifiable with, or is otherwise specifically to be used in the manufacture of, goods which are to be sold or leased to the United States of America or any department, agency or instrumentality thereof and in respect of which Inventory Borrower or a Designated Subsidiary shall have received any progress or other advance payment which is or may be against any Account Receivable generated upon the sale or lease of any such goods;

    (f) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. ss.215 or any successor statute or section;

    (g) it is not (i) packaging or shipping materials, (ii) goods used in connection with maintenance or repair of Borrower's or a Designated Subsidiary's business, properties or assets, (iii) work-in-process or (iv) general supplies;

    (h) it is not Inventory which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Related Agreement relating directly or indirectly to Inventory;

    (i) Agent has not determined in its reasonable business judgment and after ten (10) Banking Days' prior notice to Borrower that it is unacceptable due to age, type, category, quality and/or quantity;

    (j) it is Inventory with respect to which Agent, for itself and Lenders, has a valid, first priority and fully perfected Lien; and

    (k) it is not Inventory the use of which by Borrower or a Designated Subsidiary or the manufacture or sale thereof by Borrower or a Designated Subsidiary, is subject to any licensing, patent, royalty, trademark, tradename or copyright agreement of any other Person, other than Inventory subject to the two certain DSA Anode Lease Agreements dated January 1, 1987 between Electrode Corporation and Stauffer Chemical Company.

Notwithstanding anything to the contrary contained herein, up to $1,000,000 of Inventory located at leased locations of Borrower and the Designated Subsidiaries shall at all times deemed to be Eligible Inventory hereunder, despite the fact that the lessors of the applicable leased locations have not executed and delivered to Agent Landlord's Waivers in form and substance reasonably satisfactory to Agent, so long as such Inventory would be classified as Eligible Inventory except for the failure to deliver such Landlord's Waivers.

Agent further reserves the right in its reasonable business judgment, from time to time hereafter, to designate upon ten (10) Banking Days' prior notice to Borrower as ineligible specific items of Inventory that meet the aforementioned criteria for Eligible Inventory. Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

    "Environmental Laws" means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including but not limited to permit requirements, and emission or effluent restrictions) with respect to protection or conservation of the environment concerning any Hazardous Materials or any hazardous, toxic or dangerous waste, substance or constituent, or any pollutant or contaminant or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

    "Environmental Lien" means a Lien in favor of any governmental entity for
(a) any liability under any Environmental Law or (b) damages arising from or costs incurred by such governmental entity in response to a Release of any Hazardous Material or the spillage, disposal or release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

    "Equipment" means all equipment of Borrower or any Designated Subsidiary of every description, including without limitation fixtures, furniture, vehicles and trade fixtures, together with any and all accessions, parts and equipment attached thereto or used in connection therewith, and any substitutions therefor and replacements thereof.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

    "ERISA Affiliate" means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA, or a member of the same affiliated service group within the meaning of Section 414(m) of the Code.

    "Eurocurrency Reserve Requirement" means, with respect to any LIBOR Rate Loan for any Interest Rate Period, a percentage equal to the daily average during such Interest Rate Period of the percentages in effect on each day of such Interest Rate Period, as prescribed by the Federal Reserve Board, for determining the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by BAI against (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Rate Loans. For purposes of this Agreement, any LIBOR Rate Loan hereunder shall be deemed to be "Eurocurrency liabilities," as defined in Regulation D, and, as such, shall be deemed to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available to BAI from time to time under Regulation D.

    "Event of Default" has the meaning ascribed to such term in Section 6.1.

    "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

    "First Mortgage Loans" means, collectively, all Indebtedness of Borrower represented by the First Mortgage Notes.

    "First Mortgage Note Documents" means, collectively, the agreements, instruments and documents evidencing and governing the First Mortgage Notes, including the First Mortgage Note Indenture, as each of the same may be amended, modified or supplemented from time to time in compliance with Section
5.26 hereof.

    "First Mortgage Note Indenture" means the Indenture dated as of April 1, 1995 among Borrower, PAI, the Designated Subsidiaries, certain other Subsidiaries of PAI and IBJ Schroder Bank and Trust Company as Trustee.

    "First Mortgage Notes" means, collectively, Borrower's 13 3/8% First Mortgage Notes due 2005 in the aggregate principal amount due upon maturity of not more than $__________.

    "Fiscal Year" means any period of twelve (12) consecutive calendar months ending on December 31. References to a Fiscal Year with a number corresponding to any calendar year (e.g. "Fiscal Year 1997") refer to the Fiscal Year ending on the thirty-first (31st) day of December occurring during such calendar year.

    "Floating Rate" means, at any time, the Reference Rate minus the Applicable Margin.

    "Floating Rate Loan" means any portion of the Revolving Loan which bears interest at a rate determined with reference to the Floating Rate.

    "GAAP" means generally accepted accounting principles as in effect from time to time (except as otherwise provided in Section 1.4), as applied in the preparation of the audited financial statements referred to in Section 4.6.

    "General Intangibles" means all general intangibles now owned or hereafter acquired by Borrower or any Designated Subsidiary, to the extent that any of the foregoing arises out of or relates to Accounts or Inventory, including without limitation all right, title and interest of Borrower or such Designated Subsidiary in and to: (a) all tax refunds and tax refund claims; (b) registered and unregistered patents, service marks, copyrights, applications for any of the foregoing and (c) all trade secrets and other confidential information relating to the business of Borrower or such Designated Subsidiary, in each case to the extent that any of the foregoing arises out of or relates to Accounts or Inventory.

    "Hazardous Materials" means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in any Environmental Law, and shall include, but not be limited to, petroleum, including crude oil, any radioactive material, including but not limited to any source, special nuclear or by-product material as defined at 42 U.S.C. Section 2011 et seq., as amended or hereafter amended, polychlorinated biphenyls and asbestos in any form or condition.

    "Imperial" means Imperial West Chemical Co., an indirect Subsidiary of Borrower.

    "Indebtedness" of any Person means, without duplication, (a) the principal portion of any obligation of such Person for borrowed money, including without limitation (i) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (b) the principal component of any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except Trade Accounts Payable, (d) any obligation of such Person as lessee under a Capitalized Lease, (e) any net obligation of such Person with respect to interest rate swaps, interest rate caps, interest rate collars or other interest hedging agreements, (f) any net obligation of such Person in respect of foreign exchange contracts, (g) any obligation of such Person with respect to letters of credit, acceptances, guarantees or similar obligations of another Person issued for the account of such Person and (h) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer and such Indebtedness is recourse to some or all of the assets of such Person.

    "Interest Coverage Sale Threshold" means with respect to any sale, transfer, conveyance, lease or other disposition of assets otherwise permitted under Section 5.11, that the Interest Coverage Ratio after such transaction, calculated in the manner set forth in Section 5.1 of Supplement A, but using the financial results most recently reported by Borrower to Agent, adjusted to reflect the pro forma effect of such transaction, is at least 1.1:1.0.

    "Interest Rate Period" means with respect to any portion of the Revolving Loans, the period commencing on the date on which the LIBOR Rate is deemed applicable to such portion of the Revolving Loans, and ending on the numerically corresponding day one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower pursuant to Section 3.1.1(c) of Supplement A; provided, however, that:

    (a) any Interest Rate Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day falls in another calendar month, in which case such Interest Rate Period shall end on the next preceding Banking Day;

    (b) any Interest Rate Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Rate Period) shall end on the last Banking Day of the calendar month at the end of such Interest Rate Period; and

    (c) no Interest Rate Period shall extend beyond the Termination Date.

    "Inventory" means any and all of Borrower's and each Designated Subsidiary's goods (including without limitation goods in transit) wheresoever located, which are held for sale, furnished under any contract of service, or held as raw materials, work in process, or supplies or materials used or consumed in Borrower's or such Designated Subsidiary's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and any and all goods the sale or other disposition of which has given rise to an Account Receivable, Contract Right or any other property described in Section 3.1(a), which are returned to and/or repossessed and/or stopped in transit by, or at any time hereafter are in the possession or under the control of, Borrower, any Designated Subsidiary, Agent or any Lender or any agent or bailee of any of them, and all documents of title or other documents representing the same.

    "Investment" of any Person means any investment, made in cash or by delivery of any kind of property or asset, in any other Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

    "Issuing Bank" means BAI or any other Lender selected by Agent with Borrower's consent (which will not be unreasonably withheld) to issue Letters of Credit under this Agreement.

    "L/C Draft" means a draft drawn on Issuing Bank pursuant to a Letter of Credit.

    "Lenders" means, collectively, BAI and any other Person that becomes a Lender under this Agreement and each of their respective successors and assigns as provided in this Agreement; and "Lender" means any one of Lenders.

    "Letter of Credit" means a standby letter of credit issued by the Issuing Bank on the Application of Borrower.

    "Letter of Credit Obligations" means at any time an amount equal to the sum of (a) the aggregate outstanding face amount of all Letters of Credit plus (b) the aggregate outstanding face amount of all accepted but unpaid L/C Drafts.

    "Liabilities" means all of the liabilities, obligations (including obligations of performance) and indebtedness of Borrower to Agent or any Lender of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and arising under, or in connection with, this Agreement, any Note, any Related Agreement, any Letter of Credit or any Application therefor, including without limitation all interest, charges, expenses, Attorneys' Fees and other sums chargeable to Borrower by Agent or any Lender hereunder or thereunder. "Liabilities" shall also include any and all amendments, extensions, renewals, refundings or refinancings of any of the foregoing.

    "LIBOR Base Rate" means, with respect to each Interest Rate Period for a LIBOR Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest one hundredth of one percent (1/100%)) at which U.S. Dollar deposits in immediately available funds are offered to the LIBOR Office of BAI two (2) Banking Days prior to the beginning of such Interest Rate Period by major banks in the interbank eurodollar market as at or about the relevant local time of such LIBOR Office, for delivery on the first day of such Interest Rate Period, for the number of days comprised therein and in an amount equal to the amount of the LIBOR Rate Loan to be outstanding during such Interest Rate Period. As used herein, "relevant local time" as to any LIBOR Office means 11:00 a.m., London time, when such LIBOR Office is located in Europe or the Middle East, and 10:00 a.m., Chicago time, when such LIBOR Office is located in North America or the Caribbean.

    "LIBOR Office" means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Rate Loans of such Lender hereunder or such other office or offices through which such Lender determines its LIBOR Base Rate. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

    "LIBOR Rate" means, with respect to each Interest Rate Period for a LIBOR Rate Loan, a rate per annum (rounded upward, if necessary, to the nearest one hundredth of one percent (1/100th of 1%)) determined pursuant to the following formula:

      LIBOR Rate =            LIBOR Base Rate        plus the Applicable Margin
                  ----------------------------------
                  1-Eurocurrency Reserve Requirement

    "LIBOR Rate Loan" means any portion of the Revolving Loan which bears interest at a rate determined with reference to the LIBOR Rate.

    "Lien" means any security interest, mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or encumbrance, including without limitation the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

    "Loan" means (a) any Revolving Loan made pursuant to Section 2.1.1 and (b) any other loan or advance made to Borrower by Agent or any Lender under or pursuant to this Agreement.

    "Loan Account" has the meaning ascribed to such term in Section 2.3.

    "Margin Stock" has the meaning ascribed to such term in Regulation U of the Federal Reserve Board or any regulation substituted therefor, as in effect from time to time.

    "Material Adverse Change" means (a) a material adverse change in the condition (financial or otherwise), operations, performance, prospects, properties or affairs, of Borrower or in the ability of Borrower to perform its obligations under any material agreement to which Borrower is a party, (b) a material adverse change in the condition (financial or otherwise), operations, performance, prospects, properties or affairs of Borrower and the Designated Subsidiaries taken as a whole or in the ability of Borrower and the Designated Subsidiaries taken as a whole to perform their obligations under any material agreements to which they are parties, (c) a material adverse change in the condition (financial or otherwise), operations, performance, prospects, properties or affairs of Borrower and the Designated Subsidiaries taken as a whole or in the ability of Borrower and the Designated Subsidiaries taken as a whole to perform their obligations under any material agreements to which they are parties, or (d) an impairment of Agent's interest, for the benefit of itself and Lenders, in any material portion of the Collateral or the material diminution in value of the Collateral.

    "Material Adverse Effect" means (a) a material adverse effect upon the condition (financial or otherwise), operations, performance, prospects, properties or affairs, of Borrower or upon the ability of Borrower to perform its obligations under any material agreement to which Borrower is a party, (b) a material adverse effect upon the condition (financial or otherwise), operations, performance, prospects, properties or affairs of

Borrower and the Designated Subsidiaries taken as a whole or upon the ability of Borrower and the Designated Subsidiaries taken as a whole to perform their obligations under any material agreements to which they are parties, (c) a material adverse effect upon the condition (financial or otherwise), operations, performance, prospects, properties or affairs of Borrower and the Designated Subsidiaries taken as a whole or upon the ability of Borrower and the Designated Subsidiaries taken as a whole to perform their obligations under any material agreements to which they are parties, or (d) an impairment of Agent's interest, for the benefit of itself and Lenders, in any material portion of the Collateral or the material diminution in value of the Collateral.

    "Maximum Loan Amount" means, with respect to any Lender, the maximum amount of Loans which such Lender has agreed, pursuant to the terms and conditions of this Agreement, to make available to Borrower, as set forth on the signature page hereto or in an Assignment and Acceptance Agreement executed by such Lender.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA that is maintained for employees of Borrower or any ERISA Affiliate.

    "Note" means any promissory note of Borrower evidencing any loan or advance made by any Lender to Borrower pursuant to this Agreement, as the same may be amended, modified or supplemented from time to time.

    "Obligor" means Borrower and each other Person (including without limitation each Designated Subsidiary) who is or shall become primarily or secondarily liable on any of the Liabilities, or who grants to Agent, for the benefit of itself and Lenders, a Lien on any property of such Person as security for any of the Liabilities.

    "Obligor Collateral" means any real or personal property of any Obligor on which a Lien has been granted to Agent, for the benefit of itself and Lenders, in order to secure the Liabilities and/or such Obligor's guaranty of the Liabilities.

    "OCC" means OCC Tacoma, Inc., a Delaware corporation.

    "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

    "Offering Memorandum" means that certain Offering Memorandum relating to the issuance of the Senior Secured Notes dated June 11, 1997.

    "Original Closing Date" means April 12, 1995.

    "Over Advance" has the meaning ascribed to such term in Section 2.8.

    "Overdraft Loan" has the meaning ascribed to such term in Section 2.7.

    "PAI" means Pioneer Americas, Inc., a Subsidiary of Borrower.

    "Parent" means Pioneer Companies, Inc., (formerly known as GEV Corporation), a Delaware corporation.

    "Participant" means any Person, now or at any time or times hereafter, participating with any Lender, pursuant to the provisions of Section 12.9, in the Loans made or Letters of Credit issued, pursuant to this Agreement or any Related Agreement.

    "Payment Liabilities" means all Liabilities other than contingent obligations of Borrower with respect to which neither Agent nor any Lender has asserted a claim against Borrower or against which Borrower has provided reserves or Collateral satisfactory to Agent or such Lender; provided, that Payment Liabilities shall include the Letter of Credit Obligations.

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

    "PCAC" means Pioneer Chlor Alkali Company, Inc., an indirect Subsidiary of Borrower.

    "Pension Plan" means a "pension plan," as such term is defined in Section 3(2) of ERISA, that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower or any ERISA Affiliate may have any liability, including any liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

    "Permitted Intercompany Indebtedness" shall mean Indebtedness of a Designated Subsidiary to Borrower as permitted pursuant to Section 5.19.

    "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

    "Pre-Settlement Determination Date" has the meaning ascribed to such term in Section 2.15.

    "Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage in nine (9) decimal places), the numerator of which shall be the Maximum Loan Amount of such Lender and the denominator of which shall be the aggregate amount of the Maximum Loan Amounts of all Lenders.

    "Reference Rate" means, at any time, the rate of interest then most recently announced by BAI at Chicago, Illinois as its reference rate. Each change in the interest rate on any Floating Rate Loan shall take effect on the effective date of the change in the Reference Rate.

    "Register" has the meaning ascribed to such term in Section 12.9(d).

    "Related Agreement" means any agreement, instrument or document (including without limitation notes, guarantees, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, intercreditor agreements, trust account agreements and all other written matter) heretofore, now, or hereafter delivered to Agent or any Lender with respect to or in connection with or pursuant to this Agreement or any of the Liabilities, and executed by or on behalf of Borrower, any Designated Subsidiary or any other Obligor, as each of the same may be amended, modified or supplemented from time to time and shall specifically include any Notes. The Related Agreements shall specifically exclude the Transaction Documents.

    "Related Party" means, with respect to any Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person or a subsidiary of such first Person, (b) that beneficially owns or holds ten percent (10%) or more of the equity interest of such first Person or a subsidiary of such first Person or (c) ten percent (10%) or more of the equity interest of which is beneficially owned or held by such first Person or a subsidiary of such first Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    "Release" means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

    "Reportable Event" has the meaning given to such term in ERISA.

    "Requisite Lenders" means Lenders having, in the aggregate, Pro Rata Shares of at least fifty-one percent (51%).

    "Revolving Credit" has the meaning ascribed to such term in the definition of "Credit."

    "Revolving Credit Amount" has the meaning ascribed to such term in Supplement A.

    "Revolving Loan" has the meaning ascribed to such term in Section 2.1.1.

    "Revolving Loan Availability" means the lesser of (a) the Revolving Credit Amount minus the Letter of Credit Obligations and (b) the Borrowing Base minus the Letter of Credit Obligations.

    "Seller Notes" means, collectively, the subordinated promissory notes issued by Borrower to the Sellers in the original aggregate principal amount of $10,000,000, as adjusted.

    "Sellers" means the "Sellers" as defined in the Stock Purchase Agreement.

    "Senior Secured Loans" means, collectively, all Indebtedness of Borrower represented by the Senior Secured Notes.

    "Senior Secured Note Documents" means, collectively, the agreements, instruments and documents evidencing and governing the Senior Secured Notes, including the Senior Secured Note Indenture, as each of the same may be amended, modified or supplemented from time to time in compliance with Section
5.26 hereof.

    "Senior Secured Note Indenture" means the Indenture dated as of June 17, 1997 among Borrower, the Subsidiary Guarantors (as defined therein) and United States Trust Company of New York as Trustee (the "Trustee") for the Senior Secured Notes.

    "Senior Secured Notes" means, collectively, Borrower's 9 1/4% Senior Secured Notes due 2007 in the aggregate principal amount due upon maturity of not more than $200,000,000.

    "Settlement Date" has the meaning ascribed to such term in Section 2.15.

    "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of March 24, 1995, by and among Borrower and GEV Corporation (predecessor-in-interest to Parent), as purchasers, and Richard C. Kellogg, Jr., Frans G.J. Speets, D.A. Huckabay, and all common shareholders, warrant holders and option holders of PAI, as sellers.

    "Subordinated Debt" means, collectively, that portion of any liabilities, obligations or Indebtedness of Borrower or any Designated Subsidiary which is subordinated as to right and time of payment of principal and interest thereon, to all of the Liabilities.

    "Subordinated Debt Documents" means, collectively, the agreements, instruments and documents evidencing or otherwise pertaining to any Subordinated Debt, as each of the same may be amended, modified or supplemented from time to time in compliance with Section 5.26.

    "Subsidiary" means any Person of which or in which Borrower and its other Subsidiaries own directly or indirectly fifty percent (50%) or more of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

    "Supplemental Documentation" has the meaning ascribed to such term in
Section 3.4.

    "Taxes" with respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

    "TC Notes" means, collectively, the subordinated promissory notes issued by All-Pure Chemical Co. on July 31, 1996 to the sellers of the stock of T.C. Holdings, Inc., in the original aggregate principal amount of $4,500,000.

    "TCH" means T.C. Holdings, Inc., a Subsidiary of All Pure Chemical Co.

    "Term Lenders" means the lenders of the Term Loans pursuant to the Term Loan Documents.

    "Term Loan Agreement" means the Term Loan Agreement dated as of June 17, 1997 among Borrower, Term Lenders, DLJ Capital Funding, Inc., as Syndication Agent for the Term Lenders, Salomon Brothers Holding Company, Inc., as Documentation Agent for the Term Lenders and Bank of America Illinois, as Administrative Agent for the Term Lenders.

    "Term Loan Documents" means, collectively, the agreements, instruments and documents evidencing and governing the Term Loans, including the Term Loan Agreement, as each of the same may be amended, modified or supplemented from time to time in compliance with Section 5.26 hereof.

    "Term Loans" means, collectively, all indebtedness of Borrower under the Term Loan Documents, in the aggregate principal amount due upon maturity of not more than $100,000,000.

    "Termination Date" means June 17, 2002.

    "Total Debt to EBITDA Ratio" for any period means the ratio of (a) all Indebtedness for borrowed money as of the last day of such period to (b) EBITDA for such period, all determined for Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.

    "Trade Accounts Payable" of any Person means trade accounts payable of such Person with a maturity of not greater than two hundred seventy (270) days incurred in the ordinary course of such Person's business.

    "Transaction Documents" means, collectively, the agreements, instruments and documents evidencing and governing the Transactions, as each of the same may be amended, modified or supplemented from time to time in compliance with
Section 5.26 hereof.

    "Transactions" has the meaning ascribed to such term in Section 8.1.2.

    "UCC" means the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

    "Unmatured Event of Default" means any event or condition which, with the lapse of time or giving of notice to Borrower or both, would constitute an Event of Default.

    "ZENECA Indemnity" means the indemnity in favor of Borrower by ZENECA Delaware Holdings, Inc. and ZENECA, Inc. (as successors to ICI Delaware Holdings, Inc. and ICI Americas, Inc., respectively) in respect of certain environmental matters, issued in connection with the purchase by PAI in October, 1988 of PCAC.

    1.2. Other Definitional Provisions.

    Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any Related Agreement or Supplemental Documentation. Terms used in this Agreement which are defined in any Supplement or Exhibit hereto shall, unless the context otherwise indicates, have the meanings given them in such Supplement or Exhibit. Other terms used in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

    1.3. Interpretation of Agreement.

    A Section, an Exhibit or a Schedule is, unless otherwise stated, a reference to a section hereof, an exhibit hereto or a schedule hereto, as the case may be. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Reference to "this Agreement" shall include the provisions of Supplement A.

    1.4. Compliance with Financial Restrictions.

    Compliance with each of the financial ratios and restrictions contained in
Section 5 or Supplement A shall, except as otherwise provided herein, be determined in accordance with GAAP consistently followed.

2.  LOANS; LETTERS OF CREDIT; OTHER MATTERS.

    2.1. Loans.

    2.1.1. Revolving Loans.

    (a) Subject to the terms and conditions of this Agreement and the Related Agreements, and in reliance upon the warranties and representations of Borrower set forth herein and the warranties and representations of Borrower and each other Obligor set forth in the Related Agreements, each Lender, severally and not jointly, agrees to make its Pro Rata Share of such loans or advances (individually each a "Revolving Loan" and collectively the "Revolving Loans") from time to time before the Termination Date to Borrower as Borrower may from time to time request; provided, that Agent may, but shall not be obligated to, make such Revolving Loans to Borrower on behalf of Lenders as a "Disproportionate Advance" (as defined below); provided further, that, except as provided in Section 2.8, the aggregate outstanding principal amount of the Revolving Loans made by or on behalf of Lenders shall not at any time exceed the Revolving Loan Availability. Revolving Loans made by or on behalf of Lenders may be repaid and, subject to the terms and conditions hereof, reborrowed to but not including the Termination Date unless the Credit extended under this Agreement is otherwise terminated as provided in this Agreement. No Lender shall be obligated at any time to make available to Borrower its Pro Rata Share of any requested Revolving Loan if such amount, plus its Pro Rata Share of all Revolving Loans then outstanding, would exceed such Lender's Maximum Loan Amount at such time. No Lender shall be obligated to make available its Pro Rata Share of any Revolving Loans during the occurrence of any Event of Default or Unmatured Event of Default; provided that notwithstanding the foregoing or anything contained herein to the contrary, regardless of whether an Event of Default or an Unmatured Event of Default exists, each Lender shall, at the request of Agent, continue to be obligated to make its Pro Rata Share of the Revolving Loans available to Borrower for a period of up to five (5) Banking Days, but in any event, no Lender shall be obligated at any time to make available to Borrower its Pro Rata Share of any such requested Revolving Loan if such amount, plus its Pro Rata Share of all Revolving Loans then outstanding, would exceed such Lender's Maximum Loan Amount at such time. Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make advances hereunder, and the failure of any Lender to make its Pro Rata Share of any advance hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of Loans hereunder, nor require such other Lender to make more than its Pro Rata Share of any Loans hereunder. If Borrower makes a request for a Revolving Loan as provided herein, or if Agent desires to make a Revolving Loan pursuant to any other provision of this Agreement or any Related Agreement that permits Agent to advance Revolving Loans to Borrower, Agent, at its option and in its sole and absolute discretion, shall do either of the following:

    (i) Advance the amount of the proposed Revolving Loan to Borrower disproportionately (a "Disproportionate Advance") out of Agent's own funds on behalf of Lenders, and request settlement in accordance with Section 2.15, such that upon such settlement, each Lender's share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share and such Disproportionate Advance shall be deemed to be repaid; or

    (ii) Notify each Lender and Borrower by telecopy or other similar form of teletransmission of the proposed advance on the same day Agent is notified by Borrower of Borrower's request for an advance hereunder or the same day Agent desires to make a Revolving Loan for the benefit of Borrower (to the extent permitted hereunder or under any Related Agreement). Each Lender shall remit, to the Demand Deposit Account, on or prior to twelve o'clock noon, Chicago time, on the business day immediately succeeding the date of such notification, immediately available funds in an amount equal to such Lender's Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Agent as required under clause (i), Borrower agrees to repay to Agent forthwith on demand such amount required to be paid by such Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable at such time for such Revolving Loans; provided, that Borrower's obligation to repay such advance to Agent shall not relieve each Lender of its liability to Agent or Borrower for failure to settle as provided in clause (i).

    (b) In the event the aggregate outstanding principal balance of the Revolving Loans exceeds the Revolving Loan Availability, Borrower shall, unless Agent permits such Over Advance as provided in Section 2.8 or Requisite Lenders shall otherwise consent, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

    (c) All Revolving Loans hereunder shall be paid by Borrower on the Termination Date, unless payable sooner pursuant to the provisions of this Agreement, but may, at Borrower's election, be repaid in whole or in part at any time prior to such date without premium or penalty (other than as expressly provided in Section 3.4 of Supplement A with respect to LIBOR Rate Loans repaid prior to the end of the applicable Interest Rate Period).

    2.1.2. Prepayment of all Liabilities; Reduction of Revolving Credit Amount. Borrower may prepay all of the Liabilities in full at any time, without premium or penalty (other than as expressly provided in Section 3.4 of Supplement A with respect to LIBOR Rate

Loans repaid prior to the end of the applicable
Interest Rate Period), by prepaying the outstanding principal balance of the Revolving Loans, together with (a) all accrued and unpaid interest on the Liabilities, (b) all other outstanding Liabilities and (c) cash in the amount of, or adequate (in Agent's determination) cash collateral for, the Letter of Credit Obligations. Borrower may permanently reduce the Revolving Credit Amount by multiples of $1,000,000, so long as after giving effect to such reduction, the Revolving Credit Amount equals or exceeds the amount of the Loans plus the Letter of Credit Obligations then outstanding.

    2.1.3. Maximum Outstanding Liabilities. Notwithstanding any other provision of this Agreement, the aggregate outstanding principal balance of the Loans plus Letter of Credit Obligations shall not exceed the Revolving Credit Amount; provided, however, that the foregoing shall not limit the right of Agent to advance Revolving Loans to Borrower pursuant to any other provision of this Agreement or any Related Agreement that permits Agent to advance Revolving Loans to Borrower. Any Revolving Loan advanced by Agent to Borrower under any of the foregoing provisions shall be deemed to be a Revolving Loan made by Agent on behalf of Lenders.

    2.2. Letters of Credit.

    (a) In addition to Loans made pursuant to Section 2.1, Agent will, upon receipt of duly executed Applications and such other documents, instruments and/or agreements as Agent may require, request, on Borrower's behalf, that Issuing Bank issue Letters of Credit on such terms as are satisfactory to Agent and Issuing Bank, provided, however that no Letter of Credit will be issued if, before or after taking such Letter of Credit into account, (i) the Letter of Credit Obligations exceed $10,000,000 or (ii) the Letter of Credit Obligations exceeds the lesser of (A) the Revolving Credit Amount minus the outstanding principal balance of the Revolving Loans and (B) the Borrowing Base minus the outstanding principal balance of the Revolving Loans. If such excess shall at any time exist, Borrower shall, unless Requisite Lenders shall otherwise consent, promptly make such payments as are necessary to eliminate such excess or shall promptly post cash collateral in the amount of such excess. No Letter of Credit shall have an expiry date after the Termination Date. Prior to the Closing Date, Issuing Bank issued letters of credit for the account of PAI under a certain Loan and Security Agreement dated the Original Closing Date (the "Existing Letters of Credit"). All Existing Letters of Credit still outstanding on the date hereof are listed on Exhibit G. Agent, Issuing Bank, Lenders and Borrower hereby agree that the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement for the account of Borrower and the Letter of Credit Obligations in respect thereof shall be primary obligations of Borrower.

    (b) Borrower agrees to pay to Issuing Bank, on demand, Issuing Bank's standard issuance, negotiation and administrative operating fees and charges in effect from time to time for issuing and administering any Letters of Credit and if not so paid, each Lender shall, without regard to any other provision of this Agreement or any other Related Agreement, any defense that Borrower may have to its obligation to pay Issuing Bank in connection with such fees and charges or any defense that any Lender may have in connection with the participation described in Section 2.2(e) in connection with any Letter of Credit or L/C Draft, pay Issuing Bank for such Lender's Pro Rata Share of such fees and charges, and any payments so made by Lenders to Issuing Bank shall be deemed to be Revolving Loans. Each Lender (other than a Lender that is Issuing Bank) acknowledges and agrees that it shall not be entitled to any of the fees and charges of Issuing Bank. Borrower further agrees to pay Agent, for the benefit of itself and Lenders, a commission equal to one and one-half percent (1.5%) per annum (calculated on the basis of a year consisting of three hundred sixty
(360) days and paid for actual days elapsed) of the daily average of the undrawn amount of each Letter of Credit and on each L/C Draft accepted (but not yet paid) in connection therewith. Such Letter of Credit commissions shall be paid in arrears on the last day of each month thereafter. Agent may provide for the payment of any fees, charges or commissions due hereunder by advancing the amount thereof to Borrower as a Revolving Loan. At all times that any Default Rate is being charged under this Agreement, the Letter of Credit commission shall be equal to the otherwise applicable commission plus two percent (2%) per annum.

    (c) Subject to the remaining sentences of this clause (c), Borrower agrees to reimburse Issuing Bank, on demand, for each payment made by Issuing Bank under or pursuant to any Letter of Credit or L/C Draft and if not so reimbursed, each Lender shall, without regard to any other provision of this Agreement or any other Related Agreement, any defense that Borrower may have to its obligation to reimburse Issuing Bank in connection with such payment or any defense that any Lender may have in connection with the participation described in Section 2.2(e) in connection with any Letter of Credit or L/C Draft, reimburse Issuing Bank for such Lender's Pro Rata Share of such payment, and any payments so made by Lenders to Issuing Bank shall be deemed to be Revolving Loans. Agent and Lenders agree that so long as there is sufficient Revolving Loan Availability and provided that no Event of Default is then in existence or would be caused thereby, Agent will provide for the payment of any reimbursement obligations and any interest accrued thereon by advancing the amount thereof to Borrower as a Revolving Loan as soon as reasonably practicable. Prior to such advance, the amount of such reimbursement obligations shall bear interest at the then applicable Floating Rate. Agent shall have the option, pursuant to Section 2.8, to so provide for such payments even if there is not sufficient Revolving Loan Availability or if an Event of Default is then in existence or would be caused thereby and such amounts will bear interest at the rate set forth in Section 2.8. In the event a Letter of Credit or L/C Draft is not reimbursed from a Revolving Loan as provided herein, Borrower agrees to pay Agent, for the benefit of itself and Lenders, on demand, interest at the Default Rate on any amounts paid by Issuing Bank in respect of a Letter of Credit or an L/C Draft until the reimbursement of Issuing Bank by Borrower of such payment.

    (d) Notwithstanding anything to the contrary herein or in any Application, upon the occurrence of an Event of Default, an amount equal to the aggregate amount of the outstanding Letter of Credit Obligations shall, at Agent's option and without demand upon or further notice to Borrower, be deemed (as between Lenders and Borrower) to have been paid or disbursed by Agent under the Letters of Credit and accepted L/C Drafts (notwithstanding that such amounts may not in fact have been so paid or disbursed), and a Revolving Loan to

Borrower in the amount of such Letter of Credit Obligations to have been made and accepted, which Loan shall be immediately due and payable. In lieu of the foregoing, at the election of Agent at any time after an Event of Default, Borrower shall, upon Agent's demand, deliver to Agent cash collateral equal to the aggregate Letter of Credit Obligations. Any such cash collateral and/or any amounts received by Agent in payment of the Loan made pursuant to this paragraph (d) shall be held by Agent, for the benefit of itself and Lenders, in the Assignee Deposit Account or a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and shall be retained by Agent, for the benefit of itself and Lenders, as collateral security in respect of, first, the Liabilities under or in connection with the Letters of Credit and L/C Drafts and then, all other Liabilities. Such amounts shall not be used by Agent to pay any amounts drawn or paid under or pursuant to any Letter of Credit or L/C Draft, but may be applied to reimburse Issuing Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts which Issuing Bank has paid, or if no such reimbursement is required, to payment of such other Liabilities as Agent shall determine. Any amounts remaining in any cash collateral account established pursuant to this paragraph (d) following payment in full of all Liabilities shall be returned to Borrower.

    (e) Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Pro Rata Share (including without limitation, all obligations of Borrower with respect thereto). Borrower hereby indemnifies each of Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit or L/C Draft and agrees to reimburse each of Agent and each Lender for any payment made by Agent or any Lender to Issuing Bank, except for any liability incurred or payment made as a result of Agent's or such Lender's gross negligence or willful misconduct.

    2.3. Loan Account; Demand Deposit Account.

    Agent shall establish or cause to be established on its books in Borrower's name one or more accounts (each a "Loan Account") to evidence Loans made to Borrower. Agent or Lenders, as appropriate, will credit or cause to be credited to a commercial account ("Demand Deposit Account") maintained by Borrower at BAI's 231 South LaSalle Street, Chicago, Illinois office the amount of any sums advanced as Loans hereunder, which shall be disbursed at Borrower's direction. Any amounts advanced as Loans hereunder which are credited to Borrower's Demand Deposit Account, together with any other amounts advanced to Borrower as a Loan pursuant to this Agreement, will be debited to the applicable Loan Account and result in an increase in the principal balance outstanding in such Loan Account in the amount thereof.

    2.4. Interest and Fees.

    2.4.1. Interest. The unpaid principal amount of each Revolving Loan hereunder shall bear interest until maturity at the rate or rates applicable to Revolving Loans indicated in Supplement A hereto. If any Revolving Loan or portion thereof is not paid when due, whether by acceleration or otherwise, the entire unpaid principal amount of the Revolving Loans shall bear interest thereafter until such amount is paid in full at the Default Rate applicable to Revolving Loans indicated in Supplement A hereto. Until maturity, interest on the Revolving Loans shall be paid by Borrower on the date(s) indicated in Supplement A, and at such maturity. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand.

    2.4.2. Nonuse Fee. Borrower agrees to pay to Agent, for the benefit of itself and Lenders, a fee equal to the Applicable Margin per annum on the daily average amount by which the Revolving Credit Amount exceeds the outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations. The fee provided for in this Section 2.4.2 shall be payable monthly in arrears on the last day of each month commencing June 30, 1997, and on the date the Revolving Credit terminates for the period then ended.

    2.4.3. Method of Calculating Interest and Fees. Interest on the unpaid principal amount of each Loan shall accrue from and including the date such Loan is made to, but not including, the date such Loan is paid. Interest determined at the Floating Rate shall be calculated on the basis of a year consisting of three hundred sixty-five (365) days and paid for actual days elapsed; and interest determined at the LIBOR Rate and any fees payable under this Agreement shall be calculated on the basis of a year consisting of three hundred sixty (360) days and paid for actual days elapsed.

    2.4.4. Payment of Interest and Fees. Agent may provide for the payment of any unpaid accrued interest and any fees by charging the Demand Deposit Account or any bank account maintained by Borrower with Agent or by advancing the amount thereof to Borrower as a Revolving Loan.

    2.5. Requests for Loans; Borrowing Base Certificates; Other Information.

    (a) Loans shall be requested in writing or by telephone, except for Overdraft Loans and Revolving Loans made pursuant to any provision of this Agreement or any Related Agreement that permits Agent to advance Revolving Loans to Borrower.

    (b) In the event that Borrower shall at any time, or from time to time, (i) make a request for a Loan hereunder or (ii) be deemed to have requested an Overdraft Loan, Borrower agrees to forthwith provide Agent and Lenders with such information, at such frequency and in such format, as is reasonably required by Agent, such information to be current as of the time of such request.

    (c) Borrower further agrees to provide to Agent and Lenders a current Borrowing Base Certificate on the last day of each month for the preceding month and at such other times as Agent may request. Such Borrowing Base Certificate shall be in substantially the same form as that attached hereto as Exhibit A, executed and certified as accurate by such officers or employees of Borrower as Borrower designates from time to time in writing to Agent pursuant to duly adopted resolutions of Borrower's Board of Directors authorizing such action.

    (d) Borrower may request, telephonically or by written authorization, the disbursement of Revolving Loans by Agent or Lenders, as appropriate. Borrower shall provide Agent with documentation satisfactory to Agent indicating the names of those employees of Borrower authorized by Borrower to sign Borrowing Base Certificates and/or to make telephonic requests for Loans and Letters of Credit, and/or to authorize disbursement of the proceeds of Loans by wire transfer or otherwise, and Agent and Lenders shall be entitled to rely upon such documentation until notified in writing by Borrower of any change(s) in the names of the employees so authorized. Agent and Lenders shall be entitled to act on the instructions of anyone identifying himself as one of the persons authorized to request Loans and Letters of Credit, or disbursements of Loan proceeds by telephone and Borrower shall be bound thereby in the same manner as if the person were actually so authorized. Borrower agrees to indemnify and hold each of Agent and each Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorneys' Fees) which may arise or be created by the acceptance of instructions for making or paying Loans in writing or by telephone. Each such request must be received by Agent no later than 10:00 a.m. (Chicago time) on the date on which such Revolving Loan is requested to be made.

    2.6. Statements.

    All Loans and payments hereunder shall be recorded on Agent's books, which shall be rebuttably presumptive evidence of the amount of such Loans outstanding at any time hereunder. Agent will account monthly as to all Loans and payments hereunder and, absent demonstrable error, each monthly accounting will be fully binding on Borrower unless, within thirty (30) days of Borrower's receipt thereof, Borrower shall provide Agent with a specific listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, however, the failure of Agent to record the date and amount of any Loan hereunder shall not limit or otherwise affect the obligation of Borrower to repay any such Loan.

    2.7. Overdraft Loans.

    Agent, in its sole and absolute discretion, and subject to the terms hereof, may make a Revolving Loan to Borrower in an amount equal to the amount of any overdraft which may from time to time exist with respect to the Demand Deposit Account or any bank account which Borrower may now or hereafter have with Agent. The existence of any such overdraft shall be deemed to be a request by Borrower for such Loan.

Borrower acknowledges that Agent is under no duty or obligation to make any Loan to Borrower to cover any overdraft. Borrower further agrees that if the making of a Loan to cover any Overdraft would result in an Over Advance, such overdraft shall constitute a separate Loan under this Agreement (an "Overdraft Loan"), which shall bear, from the date on which the overdraft occurred until paid, interest in an amount equal to the greater of one hundred thirty percent (130%) of the highest rate of interest then actually being charged for Revolving Loans (other than Overdraft Loans) made hereunder, and $50 per day. If Agent, in its sole and absolute discretion, decides not to make a Loan to cover part or all of any overdraft, Agent may return any check(s) which created such overdraft.

    2.8. Over Advances.

    If the aggregate outstanding Revolving Loans and Letter of Credit Obligations exceed Revolving Loan Availability (such excess Liabilities are herein referred to as "Over Advances"), Agent, in its sole and absolute discretion, may, for a period of five (5) Banking Days, to the extent such Over Advance arises as a result of a reduction in the Borrowing Base, permit such Over Advance to exist without the consent of any Lender (but subject to Section 2.1.1(a)) and continue to make Revolving Loans on behalf of Lenders, and after the expiration of such five (5) Banking Day period, no such event or occurrence shall cause or constitute a waiver by any Lender of its right to refuse to make any further Revolving Loans at any time that an Over Advance exists or would result therefrom; provided, that Agent may not (i) make Revolving Loans on behalf of Lenders under this Section 2.8 to the extent such Revolving Loans would cause a Lender's Pro Rata Share of the Revolving Loans to exceed such Lender's Maximum Loan Amount or (ii) make Revolving Loans on behalf of Lenders under this Section 2.8 to the extent such Revolving Loans would cause the then outstanding Revolving Loans and Letter of Credit Obligations to exceed the sum of $1,000,000 and the amount of the outstanding Revolving Loans and Letter of Credit Obligations as of the date Agent became aware of the Over Advance. During any period in which an Over Advance exists, the amount of Over Advances shall bear interest at a rate equal to one hundred thirty percent (130%) of the highest rate of interest then actually being charged for Revolving Loans made hereunder.

    2.9. All Loans One Obligation.

    The Revolving Loans and all other Loans under this Agreement shall constitute one Loan, and all Indebtedness and other Liabilities of Borrower under this Agreement and any of the Related Agreements shall constitute one general obligation secured by Agent's Lien, for the benefit of itself and Lenders, on all of the Collateral and by all other Liens heretofore, now, or at any time or times hereafter granted by Borrower or any other Obligor to Agent, for the benefit of itself and Lenders. Borrower agrees that all of the rights of Agent and Lenders set forth in this Agreement shall apply to any modification of or supplement to this Agreement, any Supplements or Exhibits hereto, and the Related Agreements, unless otherwise agreed in writing.

    2.10. Making of Payments; Application of Collections; Charging of Accounts.

    (a) All payments hereunder (including payment of Letter of Credit Obligations and payments with respect to any Notes) shall be made without set-off or counterclaim and shall be made to Agent in immediately available funds (except for payments to be made to Issuing Bank as provided in Section
2.2 and except as Agent may otherwise consent) prior to 12:30 p.m., Chicago time, on the date due at BAI's office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as may be designated by Agent to Borrower in writing. Any payments received after such time shall be deemed received on the next Banking Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the calculation of interest and any fees.

    (b) (i) Borrower authorizes Agent, and Agent will, subject to the provisions of this paragraph (b), apply the whole or any part of any amounts received by Agent (whether deposited in the Assignee Deposit Account or otherwise received by Agent) from the collection of items of payment and proceeds of any Collateral (including without limitation proceeds of insurance), against the principal and/or interest of any Loans made hereunder and/or any other Liabilities, whether or not then due, in such order of application as Agent may determine; provided, however, that prior to the occurrence of an Event of Default, any such amounts received by Agent shall, at Borrower's option, (y) be transferred to Borrower's Demand Deposit Account or other operating account in accordance with written instructions provided by Borrower, or (z) be applied in the manner, if any, specifically set forth in this Agreement with respect to such payment and if no such manner is specifically set out, then as follows: first, to payment of amounts then due with respect to fees (including Attorneys' Fees), charges and expenses for which Borrower is liable pursuant to this Agreement and the Related Agreements; second, to payment of amounts then due with respect to interest on the Loans; third, to payment of the principal of the Loans.

        (ii) Notwithstanding anything to the contrary herein, (i) all cash, checks, instruments and other items of payment, solely for purposes of determining the occurrence of an Event of Default, shall be deemed received upon actual receipt by Agent, unless the same is subsequently dishonored for any reason whatsoever, (ii) for purposes of determining whether, under Sections
2.1 and 2.2, there is availability for Loans or Letters of Credit, all cash, checks, instruments and other items of payment shall be applied against the Liabilities when received by Agent and (iii) solely for purposes of interest calculation hereunder, all cash, checks, instruments and other items of payment shall be deemed to have been applied against the Liabilities on the first Banking Day after receipt by Agent of collected funds with respect thereto; further provided, that any amounts earned on such funds during the period after receipt thereof by Agent and prior to application thereof against the Liabilities as provided herein, shall be retained by Agent for Agent's own account. Notwithstanding the foregoing, no checks, drafts or other instruments received by Agent shall constitute final payment with respect to any Liabilities unless and until such item of payment has actually been collected.

    (c) Borrower hereby authorizes Agent, and Agent may, in its sole and absolute discretion, charge to Borrower at any time when due all or any portion of any of the Liabilities consisting of principal or interest and, after three Banking Days' prior notice, any other Liabilities including but not limited to any Attorneys' Fees and other costs and expenses of Agent and Lenders for which Borrower is liable pursuant to the terms of this Agreement or any Related Agreement, or for which any other Obligor is liable pursuant to the terms of any Related Agreement, by charging Borrower's Demand Deposit Account or any bank account of Borrower with Agent or by advancing the amount thereof to Borrower as a Revolving Loan; provided, however that the provisions of this
Section 2.10(c) shall not affect Borrower's obligation to pay when due all amounts payable by Borrower under this Agreement, any Note or any Related Agreement, whether or not there are sufficient funds therefor in the Demand Deposit Account or any such other bank account of Borrower.

    2.11. Agent's Election Not to Enforce.

    Notwithstanding any term or condition of this Agreement to the contrary, Agent, in the sole and absolute discretion of Requisite Lenders, at any time and from time to time, may suspend or refrain from enforcing any or all of the restrictions imposed in this Section 2, but no such suspension or failure to enforce shall impair any right or power of Agent or any Lender under this Agreement, including without limitation any right of each Lender to refrain from making a Loan or Issuing Bank to refrain from issuing a Letter of Credit if all conditions precedent to such Lender's obligation to make such Loan or Issuing Bank's obligation to issue such Letter of Credit have not been satisfied.

    2.12. Reaffirmation.

    Each Loan or Letter of Credit, or designation or continuation of a LIBOR Rate Loan, in each case requested by Borrower pursuant to this Agreement, shall constitute an automatic certification by Borrower to Agent and Lenders that (a) all of the representations and warranties of Borrower in this Agreement and each of the Related Agreements are true and correct on the date of such request to the same extent as if made on such date, except for such changes as are specifically permitted hereunder (or under such Related Agreement) and except for those representations and warranties made solely as of the date hereof or the Closing Date and (b) immediately before and after making the requested Loan or issuing the requested Letter of Credit, no Event of Default or Unmatured Event of Default, then exists or would result therefrom.

    2.13. Setoff.

    In addition to and not in limitation of all other rights and remedies (including other rights of offset or banker's lien) that Agent and Lenders may have under applicable law, each of Agent and each Lender shall, upon the occurrence of any Event of Default described in Section 6.1, or any Unmatured Event of Default described in Section 6.1(e), have the right to appropriate and apply to the payment of the Liabilities (whether or not then due), in such order of application as Agent may elect, any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or moneys of Borrower then or thereafter with Agent or any Lender. Agent and each Lender shall promptly advise Borrower of any such setoff and application but failure to do so shall not affect the validity of such setoff and application.

    2.14. Upfront Closing Fee.

    Borrower agrees to pay to BAI, for its own account, in connection with the closing of this Agreement, an upfront closing fee of $87,500, which amount shall be deemed fully earned and shall be payable in full on the Closing Date. With Agent's consent, the amount of the closing fee may be advanced to Borrower as a Revolving Loan.

    2.15. Settlements, Distributions and Apportionment of Payments.

    On a weekly basis (or more frequently if required by Agent) (a "Settlement Date"), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Banking Day preceding the Settlement Date (the "Pre-Settlement Determination Date") and the current balance of the Revolving Loans funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrower). If such statement discloses that such Lender's current balance of the Revolving Loans as of the Pre-Settlement Determination Date exceeds such Lender's Pro Rata Share of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then Agent shall, one (1) Banking Day after the Settlement Date, transfer to such Lender, by wire transfer, the net amount due to such Lender in accordance with such Lender's instructions, and if such statement discloses that such Lender's current balance of the Revolving Loans as of the Pre-Settlement Determination Date is less than such Lender's Pro Rata Share of the Revolving Loans outstanding as of the Pre-Settlement Determination Date, then such Lender shall, one (1) Banking Day after the Settlement Date, transfer to Agent, by wire transfer the net amount due to Agent in accordance with Agent's instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

    (a) Within one (1) Banking Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances so that Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender; and

      (b) Within one (1) Banking Day of receipt thereof by Agent, payments to be applied to the unused line fee set forth in Section 2.4.2 and the Letter of Credit commission set forth in Section 2.2(b), shall each be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, if a Lender has failed to remit its Pro Rata Share of any Loans required to be made pursuant to Section 2.1.1 or has failed to make a settlement payment to Agent pursuant to this Section 2.15, no payment shall be made to such Lender by Agent at any time such Lender's share of the outstanding Loans is less than such Lender's Pro Rata Share. If Agent or any Lender fails to pay the other any payment due under this Agreement on its due date, the party to whom such payment is due shall be entitled to recover interest from the party obligated to make such payment at a rate per annum equal to the overnight Federal Funds Rate.

3. COLLATERAL.

      3.1. Grant of Security Interest.

      As security for the payment of all Loans now or hereafter made by, or on behalf of, Lenders to Borrower hereunder or under any Note, and as security for the payment or other satisfaction of all other Liabilities (including without limitation all reimbursement obligations under any Letters of Credit), Borrower hereby grants to Agent, for the benefit of itself and Lenders, a security interest in and to the following property of Borrower, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "Borrower Collateral"):

      (a) Accounts Receivable (whether or not Eligible Accounts); Contract Rights; any and all security deposits and other security held by or granted to Borrower to secure payments from any and all persons who are or may become obligated to Borrower under, with respect to, or on account of any Account Receivable or Contract Right; and all chattel paper and instruments evidencing, arising out of or relating to any obligations to Borrower for goods sold or leased or services rendered, or otherwise arising out of or relating to any property described in this Section 3.1;

      (b) Inventory (whether or not Eligible Inventory);

      (c) General Intangibles;

      (d) Any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of Borrower now or hereafter with Agent, any Lender or any Participant and any and all property of every kind or description of or in the name of Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, or standing to Borrower's credit on the books of, Agent, any agent or bailee for Agent, any Lender, or any Participant;

    (e) To the extent related to the property described in clauses (a) through
(d) above, all books, correspondence, credit files, records, invoices and other papers and documents, including without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of Borrower or any computer bureau from time to time acting for Borrower, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including business interruption insurance and any credit insurance; and

    (f) All products and proceeds (including but not limited to any Accounts Receivable or other proceeds arising from the sale or other disposition of any property described above, any returns of Inventory sold by Borrower, and the proceeds of any insurance covering any of the property described above) of any of the foregoing.

    3.2. Accounts Receivable.

    (a) If requested by Agent, Borrower shall notify Agent immediately of all material disputes and claims by any Account Debtor and, if reasonably requested by Agent after the occurrence and during the continuance of an Event of Default, settle or adjust them, or cause them to be settled or adjusted, at no expense to Agent or Lenders. If Agent directs after the occurrence and during the continuance of an Event of Default, no discount or credit allowance shall be granted thereafter by Borrower or any Designated Subsidiary to any Account Debtor, other than discounts and trade allowances offered in the ordinary course of Borrower's or a Designated Subsidiary's business. All Account Debtor payments and all net amounts received by Agent in settlements, adjustment or liquidation of any Account Receivable may be applied by Agent to the Liabilities or credited to the Demand Deposit Account (subject to collection) with Agent, as more fully described in Section 2.10. If requested by Agent, Borrower will, and will cause each Designated Subsidiary to, make proper entries in its books and records, disclosing the assignment of Accounts Receivable to Agent, for the benefit of itself and Lenders.

    (b) Borrower warrants and covenants that: (i) all of the Accounts Receivable are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to Account Debtors in the regular course of business; (ii) all shipping or delivery receipts and other documents furnished or to be furnished to Agent in connection therewith are and will be genuine; and (iii) none of the Accounts Receivable identified or included on any schedule, Borrowing Base Certificate or report as Eligible Accounts Receivable fail at the time so identified or included to satisfy any of the requirements for eligibility set forth in the definition of Eligible Accounts Receivable.

    (c) Agent is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of termination of this

Agreement and payment and performance in full of all of the Payment Liabilities under this Agreement) at any time in its sole and absolute discretion:

                  (i) To request, in the name of Agent, in Borrower's or a Designated Subsidiary's name or the name of a third party, confirmation from any Account Debtor or party obligated under or with respect to any Collateral of the amount shown by the Accounts Receivable or other Collateral to be payable, or any other matter stated therein;

                  (ii) To endorse in Borrower's or a Designated Subsidiary's name and to collect any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by Agent in payment of any Account Receivable or other obligation owing to Borrower or such Designated Subsidiary;

                  (iii) After the occurrence and during the continuance of an Event of Default, to notify, either in Agent's name or Borrower's or a Designated Subsidiary's name, and/or to require Borrower or such Designated Subsidiary to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of Agent's Lien thereon, for the benefit of itself and Lenders, and of the collateral assignment thereof to Agent, for the benefit of itself and Lenders;

                  (iv) After the occurrence and during the continuance of an Event of Default, to direct, either in Borrower's or a Designated Subsidiary's name or Agent's name, and/or to require Borrower or such Designated Subsidiary to direct, any Account Debtor or other Person obligated under or in respect of any Collateral to make payment directly to Agent of any amounts due or to become due thereunder or with respect thereto; and

                  (v) After the occurrence and during the continuance of an Event of Default, to demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral, or enforce, by suit or otherwise, payment or performance of any of the Collateral either in Agent's own name or in the name of Borrower or a Designated Subsidiary.

Under no circumstances shall Agent be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including Attorneys' Fees and out-of-pocket expenses, and the cost of any Depository Account, Assignee Deposit Account, or other bank account or accounts which may be required hereunder, shall be borne solely by Borrower whether the same are incurred by Agent or Borrower, and Agent may after three Banking Days' prior to notice to Borrower advance same to Borrower as a Revolving Loan.

    (d) Borrower will notify its Account Debtors to make all payments in respect of Borrower's Accounts Receivable directly to one or more lockbox accounts evidenced by agreements in form and substance satisfactory to Agent. All deposits to such lockbox accounts, and all of the checks, drafts, cash and other remittances received by Borrower in payment or as proceeds of, or on account of, any of the Accounts Receivable or other Collateral, shall be deposited in special bank accounts (the "Depository Accounts") at such banks or financial institutions as Agent shall consent. Said proceeds shall be deposited in precisely the form received except for Borrower's endorsement where necessary to permit collection of items, which endorsement Borrower agrees to make. Pending such deposit, Borrower agrees not to commingle any such checks, drafts, cash and other remittances received by it with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for Agent, for the benefit of itself and Lenders, until deposit thereof is made in the Depository Accounts. All funds in the Depository Accounts at the end of each Banking Day will be wire transferred or transferred by other means acceptable to Agent to a special bank account (the "Assignee Deposit Account") at BAI, over which Agent alone has power of withdrawal. Borrower acknowledges that the maintenance of the Assignee Deposit Account is solely for the convenience of Agent in facilitating its own operations, and Borrower does not and shall not have any right, title or interest in the Assignee Deposit Account or in the amounts at any time appearing to the credit thereof, except to the extent that such amounts are transferred to Borrower's Demand Deposit Account or operating account in accordance with Section 2.10(b)(i). Borrower agrees not to maintain any depository accounts other than Depository Accounts, the Demand Deposit Account and the Assignee Deposit Account established pursuant to this
Section 3.2(d). Upon the full and final liquidation of all Payment Liabilities, Agent will pay over to Borrower any excess amounts received by Agent as payment or proceeds of Collateral, whether received by Agent as a deposit in the Assignee Deposit Account, contained in a lockbox account or any Depository Account or received by Agent as a direct payment on any of the sums due hereunder. Borrower will cause each of its Designated Subsidiaries to establish accounts comparable to those set forth above for the collection of the proceeds of their Accounts Receivable, and Borrower shall cause each Designated Subsidiary to take all other actions to implement the collection mechanism set forth in this Section 3.2(d).

    (e) Borrower appoints Agent, or any Person whom Agent may from time to time designate, as Borrower's attorney and agent-in-fact with power: (i) after the occurrence and during the continuance of an Event of Default to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent; (ii) to receive, open and dispose of all mail addressed to Borrower, but received by Agent; (iii) to send requests for verification of Accounts Receivable or other Collateral to Account Debtors;
(iv) to open an Assignee Deposit Account, Depository Accounts, lockbox accounts or other accounts under Agent's sole control for the collection of Accounts Receivable or other Collateral, if not required contemporaneously with the execution hereof; and (v) to do all other things which Agent is permitted to do under this Agreement or any Related Agreement or which are necessary to carry out this Agreement and the Related Agreements. Neither Agent nor any of its directors, officers, employees or agents will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. The foregoing appointment and power, being coupled with an interest, is irrevocable until all Payment Liabilities under this Agreement are paid and performed in full and this Agreement is terminated. Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

    (f) If any Account Receivable or Contract Right, in either case in excess of $2,000,000, and designated by Borrower as an Eligible Account, arises out of a contract with the United States or any state or local governmental entity, or any department, agency, or instrumentality of any thereof, Borrower will, and will cause each Designated Subsidiary to, immediately notify Agent in writing and execute any instruments and take any steps reasonably required by Agent in order that all monies due and to become due under such contract shall be assigned to Agent, for the benefit of itself and Lenders, and notice thereof given to the applicable government under the Federal Assignment of Claims Act of 1940, as amended, or other applicable laws or regulations. The failure of Borrower or a Designated Subsidiary to comply with this clause (f) shall not by itself constitute an Event of Default; rather, such failure will cause the applicable Account Receivable or Contract Right to be deemed not to be an Eligible Account under this Agreement.

    (g) If any Account Receivable or Contract Right is evidenced by chattel paper or promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will, unless Agent shall otherwise agree, deliver the originals of same to Agent, appropriately endorsed to Agent's order and, regardless of the form of such endorsement, Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

    3.3. Inventory.

    (a) Borrower warrants and covenants that: (i) all of the Inventory is, and at all times shall be, owned by Borrower or a Designated Subsidiary free of all claims and Liens (except as set forth in Section 5.15); and (ii) neither Borrower nor any Designated Subsidiary will make any further assignment of any thereof or create or permit to exist any further Lien thereon, unless approved in writing by Requisite Lenders, nor permit any of Agent's rights therein to be affected by any attachment, levy, garnishment or other judicial process.

    (b) Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances, other than for losses caused by its gross negligence or willful misconduct. Neither Agent nor any Lender shall be responsible for collection of any proceeds or for losses in collected proceeds held by Borrower or any

Designated Subsidiary in trust for Agent. Any and all risk of loss for any or all of the foregoing shall be upon Borrower and the Designated Subsidiaries.

      (c) Any material change in the value, or condition of any Inventory, and any errors discovered in any monthly inventory certificate under Section 5.1.3 or any other inventory schedule delivered to Agent and Lenders, shall be reported to Agent promptly. Borrower represents and warrants that, as to each schedule of Inventory delivered to Agent or any Lender:

      (i) The descriptions, origins, sizes, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all respects;

      (ii) None of the goods are defective, of second quality, used, or goods returned after shipment, except where described as such; and

      (iii) All Inventory not included on such schedule has been previously scheduled.

      3.4. Supplemental Documentation.

      At Agent's request, Borrower shall execute and deliver, or cause to be executed and delivered, to Agent, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts Receivable, schedules of Accounts Receivable assigned, and other written matter necessary or reasonably requested by Agent to perfect and maintain perfected Agent's Lien on the Collateral, for the benefit of itself and Lenders (all the above hereinafter referred to as "Supplemental Documentation"), in form and substance acceptable to Agent, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the Supplemental Documentation. Borrower hereby irrevocably makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower's true and lawful attorney (and agent-in-fact) (which appointment and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Payment Liabilities under this Agreement) to sign the name of Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as Agent in its sole and absolute discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

      3.5. Collateral for the Benefit of Agent and Lenders.

      All Liens granted to Agent hereunder and under the Related Agreements and all Collateral delivered to Agent hereunder and under the Related Agreements shall be deemed to have been granted and delivered to Agent, for the benefit of itself and Lenders, to secure the Liabilities.

      3.6. Certain Intellectual Property.

      Borrower hereby grants Agent, for the benefit of Lenders, a world-wide irrevocable license or other right to use, without charge, Borrower's labels, rights of use of any name, tradenames, trademarks and advertising matter, or any assets and property of a similar nature (collectively, the "Intangible Rights"), as they pertain to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all applicable licenses and license agreements related to the foregoing shall inure to Agent's benefit. Such license shall remain in full force and effect until all of the Liabilities have been repaid in full. Any transfer of or Lien on the Intangible Rights granted by Borrower to any other Person shall be subject in all respects to Agent's rights granted hereunder.

      3.7. Landlord's Agreements.

      In the event that Borrower shall at any time, or from time to time (a) make a request for a Loan hereunder or (ii) be deemed to have requested an Overdraft Loan, Borrower shall, at Agent's request, promptly deliver to Agent such Landlord's Agreements with respect to leased locations of Borrower and the Designated Subsidiaries as Agent shall request; provided, that until such time as such Landlord's Agreements are delivered, Agent shall have the right, in its reasonable business judgment, to establish reserves against the Borrowing Base in the amount of three (3) month's rent for each leased location for which Agent has requested but not received such a Landlord's Agreement.

4. REPRESENTATIONS AND WARRANTIES.

      To induce Agent and Lenders to make Loans to, and issue Letters of Credit for the account of, Borrower under this Agreement, Borrower makes the following representations and warranties to Agent and Lenders, all of which shall be true and correct as of the date the initial Loan is made or the initial Letter of Credit is issued and shall survive the execution of this Agreement and the making of the initial Loan and the issuance of the initial Letter of Credit:

      4.1. Organization.

      Borrower and each Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation. Borrower and each Designated Subsidiary is in good standing and is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for those states in which its failure to qualify to do business would not be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.1 (with respect to Borrower) or Schedule 4.10 (with respect to each Designated Subsidiary), on the date hereof, Borrower and each Designated

Subsidiary conducts business in its own name exclusively. Schedule 4.1 sets forth a complete and accurate list, as of the date of this Agreement, of (a) the state of formation of Borrower, (b) each state in which Borrower is qualified to do business and (c) all of Borrower's tradenames, trade styles or doing business forms.

      4.2. Authorization.

      Borrower is duly authorized to execute and deliver this Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement, and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement, any Notes and any such Related Agreements and Supplemental Documentation. Each Designated Subsidiary is duly authorized to execute and deliver any Related Agreements or Supplemental Documentation contemplated to be delivered by such Designated Subsidiary, and is and will continue to be duly authorized to perform its obligations thereunder. The execution, delivery and performance by (a) Borrower of this Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement, and the borrowings hereunder and
(b) each Designated Subsidiary of any Related Agreements or Supplemental Documentation to which it is a party, do not and will not require any consent or approval of any governmental agency or authority.

      4.3. No Conflicts.

      The execution, delivery and performance by (a) Borrower of this Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement and (b) each Designated Subsidiary of any Related Agreements or Supplemental Documentation to which it is a party, do not and will not conflict with (i) any provision of law, (ii) the Certificate or Articles of Incorporation, as applicable, or by-laws, of Borrower or such Designated Subsidiary, (iii) any agreement binding upon Borrower or such Designated Subsidiary which conflict is reasonably likely to have a Material Adverse Effect or (iv) any court or administrative order or decree applicable to Borrower or such Designated Subsidiary which conflict is reasonably likely to have a Material Adverse Effect, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of Borrower or any Designated Subsidiary, except as provided herein.

      4.4. Validity and Binding Effect.

      This Agreement, any Notes, and any Related Agreements or Supplemental Documentation contemplated by this Agreement, when duly executed and delivered, will be legal, valid and binding obligations of Borrower and each Designated Subsidiary party thereto, as applicable, enforceable against Borrower and each such Designated Subsidiary in accordance with their respective terms.

      4.5. No Default.

      Neither Borrower nor any Designated Subsidiary is in default under any agreement or instrument to which Borrower or such Designated Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default is reasonably likely to have a Material Adverse Effect. No Event of Default or Unmatured Event of Default has occurred and is continuing.

      4.6. Financial Statements.

      Borrower's consolidated audited financial statements as of December 31, 1996 and Borrower's consolidated and consolidating unaudited financial statements as of March 31, 1997, copies of which have been furnished to Agent, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding Fiscal Year and period and present fairly the financial condition of Borrower and the Subsidiaries as of such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since December 31, 1996, there has been no Material Adverse Change with respect to Borrower and the Designated Subsidiaries. OCC's audited financial statements as of December 31, 1996 and OCC's unaudited financial statements as of March 31, 1997, copies of which have been furnished to Agent, have been prepared in conformity with GAAP and present fairly the financial condition of OCC as of such dates and the results of its operations for the periods then ended, subject (in the case of the interim financial statements) to year-end audit adjustments. Since December 31, 1996, there has been no material adverse change in the condition (financial or otherwise), operations, performance, prospects, properties or affairs of OCC or in the ability of OCC to perform its obligations under any material agreement to which OCC is a party. Borrower's consolidated and consolidating unaudited pro forma balance sheets as of the Closing Date reflect pro forma changes in Borrower's financial condition since March 31, 1997, including the pro forma effects of the Transactions and the application of proceeds in respect thereof, and have been prepared in conformity with GAAP and present fairly the financial condition of Borrower and the Subsidiaries as of such date.

      4.7. Insurance.

      Schedule 4.7 hereto is a complete and accurate summary of the property and casualty insurance program carried by Borrower and the Designated Subsidiaries on the date hereof. Schedule 4.7 includes the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), deductibles and self-insured retention and describes any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by Borrower or any Designated Subsidiary or imposed upon Borrower or any Designated Subsidiary by any such insurer. This summary also includes any self-insurance program that is in effect.

      4.8. Litigation; Contingent Liabilities.

      (a) As of the date hereof, except for those referred to in Schedule 4.8, there are no claims, litigation, arbitration proceedings or governmental proceedings pending or threatened against or affecting Borrower, any Designated Subsidiary or any Related Party, the results of which are reasonably likely to have a Material Adverse Effect.

      (b) As of the date hereof, other than any liability incident to the claims, litigation or proceedings disclosed in Schedule 4.8 or Schedule 4.19, or provided for or disclosed in the financial statements referred to in Section
4.6 neither Borrower nor any of the Designated Subsidiaries has any contingent liabilities which are reasonably likely to have a Material Adverse Effect.

      4.9. Liens.

      None of the Collateral or other property, revenues or assets of Borrower or any Designated Subsidiary is subject to any Lien (including but not limited to Liens pursuant to Capitalized Leases under which Borrower or any Designated Subsidiary is a lessee) except: (a) Liens in favor of Agent, for the benefit of itself and Lenders; (b) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) carriers', warehousemen's, mechanics', materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (d) Liens listed on Schedule 4.9 and Liens permitted by Section 5.15; and (e) Liens consented to in writing by Requisite Lenders.

      4.10. Subsidiaries.

      As of the date hereof, all of Borrower's Subsidiaries are listed on
Schedule 4.10. Schedule 4.10 sets forth, for each such Subsidiary, a complete and accurate statement of (a) Borrower's percentage ownership of each of the Subsidiaries, (b) the state or other jurisdiction of formation or incorporation of each Subsidiary, (c) each state in which each Subsidiary is qualified to do business and (d) all of each Subsidiary's trade names, trade styles or doing business forms. Except as otherwise noted on Schedule 4.10, all of the Subsidiaries listed on Schedule 4.10 are Restricted Subsidiaries and are Designated Subsidiaries.

      4.11. Partnerships; Joint Ventures.

      As of the date hereof, neither Borrower nor any of the Designated Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Schedule 4.11.
Schedule 4.11 sets forth, for each
such partnership or joint venture, a complete and accurate statement of (a) Borrower's and each Designated Subsidiary's percentage ownership of each such partnership or joint venture, (b) the state or other jurisdiction of formation or incorporation, as appropriate, of each such partnership or joint venture,
(c) each state in which each such partnership or joint venture is qualified to do business and (d) all of each such partnership's or joint venture's trade names, trade styles or doing business forms on the date of this Agreement.

      4.12. Business and Collateral Locations.

      (a) On the date hereof, the office where Borrower and keeps its books and records concerning its Accounts Receivable and other Collateral, and Borrower's chief place of business and chief executive office, is located at the address of Borrower set forth on the signature pages of this Agreement. Schedule 4.12 accurately identifies the office where each Designated Subsidiary keeps its books and records concerning its Accounts Receivable and other Collateral.
Schedule 4.12 contains a complete and accurate list, as of the date of this Agreement, of all of Borrower's and each Designated Subsidiary's places of business other than that referred to in the first two sentences of this paragraph (a).

      (b) Schedule 4.12 contains a complete and accurate list, as of the date of this Agreement, of the locations of all Inventory and other tangible Collateral and if any Inventory or other Collateral is not in the possession or control of Borrower, a Designated Subsidiary or the owner of such Collateral, the name and mailing address of each bailee, processor, warehouseman or other Person in possession or control thereof.

      4.13. Senior Secured Notes.

      The Senior Secured Notes have been issued on or prior to the Closing Date in accordance with and pursuant to the terms of the Offering Memorandum and in compliance with all laws, including without limitation Rule 144A of the Securities Act of 1933, as amended and all other applicable federal and state securities laws. The issuance of the Senior Secured Notes and the execution of the Senior Secured Note Documents has been duly authorized by all necessary corporate action on the part of Borrower and each Designated Subsidiary party thereto and will not require any consent or approval of any governmental agency or authority that has not been obtained prior to the date hereof. The issuance of the Senior Secured Notes and the execution of the Senior Secured Note Documents does not conflict with (i) any provision of law, (ii) the Certificate or Articles of Incorporation or by-laws of Borrower or any Designated Subsidiary party thereto, (iii) any agreement binding upon Borrower or any Designated Subsidiary party thereto which conflict is reasonably likely to have a Material Adverse Effect, or (iv) any court or administrative order or decree applicable to Borrower or any Designated Subsidiary party thereto which conflict is reasonably likely to have a Material Adverse Effect. The Senior Secured Note Documents are legal, valid and binding obligations of Borrower and each Designated Subsidiary party thereto, enforceable against Borrower and each Designated Subsidiary party thereto in accordance with their respective terms. All representations and warranties of Borrower or any Designated Subsidiary contained in the Senior Secured Note Documents are true and correct in all material respects as of the date hereof.

      4.14. Term Loans.

      The Term Loans have been consummated on or prior to the Closing Date in accordance with and pursuant to the terms of the Term Loan Documents and in compliance with all laws and in connection therewith, the Term Lenders have advanced term loans to Borrower in the aggregate amount of $100,000,000. The execution of the Term Loan Documents have been duly authorized by all necessary corporate action on the part of Borrower and each Designated Subsidiary party thereto and will not require any consent or approval of any governmental agency or authority that has not been waived by the Term Lenders or obtained prior to the date hereof. The execution of the Term Loan Documents does not conflict with (i) any provision of law, (ii) the Certificate or Articles of Incorporation or by-laws of Borrower or any Designated Subsidiary party thereto, (iii) any agreement binding upon Borrower or any Designated Subsidiary party thereto which conflict is reasonably likely to have a Material Adverse Effect or (iv) any court or administrative order or decree applicable to Borrower or any Designated Subsidiary party thereto which conflict is reasonably likely to have a Material Adverse Effect. The Term Loan Documents are legal, valid and binding obligations of Borrower and each Designated Subsidiary party thereto, enforceable against Borrower and each Designated Subsidiary party thereto in accordance with their respective terms. All representations and warranties of Borrower or any Designated Subsidiary contained in the Term Loan Documents are true and correct in all material respects as of the date hereof.

      4.15. Eligibility of Collateral.

      Each Account Receivable or item of Inventory which Borrower shall, expressly or by implication (by inclusion on a Borrowing Base Certificate or otherwise), request Agent to classify as an Eligible Account Receivable or as Eligible Inventory, respectively, will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account Receivable" and "Eligible Inventory" set forth herein.

      4.16. Patents, Trademarks, etc.

      Borrower and each of the Designated Subsidiaries possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade styles, and tradenames to continue to conduct its respective business as heretofore conducted by it, and all such licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade styles, and tradenames existing on the date hereof of Borrower or any Designated Subsidiary are listed on Schedule 4.16.

      4.17. Solvency.

      Each of (i) Borrower and each Designated Subsidiary and (ii) Borrower and the Designated Subsidiaries, taken as a whole, now have capital sufficient to carry on their businesses and transactions and all businesses and transactions in which any of them is about to engage, and are able to pay their debts as they mature. Each of (i) Borrower and each Designated Subsidiary, and (ii) Borrower and the Designated Subsidiaries, taken as a whole, are now solvent and now own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts.

      4.18. Contracts; Labor Matters.

      Except as disclosed on Schedule 4.18: (a) neither Borrower nor any Designated Subsidiary is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which is reasonably likely to have a Material Adverse Effect; (b) as of the date hereof, no labor contract to which Borrower or any Designated Subsidiary is a party or is otherwise subject is scheduled to expire prior to the Termination Date; (c) neither Borrower nor any Designated Subsidiary has, within the two (2)-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and Borrower has no reasonable expectation that any such action is or will be required at any time prior to the initial Termination Date and (d) on the date of this Agreement (i) neither Borrower nor any Designated Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which Borrower or any Designated Subsidiary is a party or is otherwise subject.

      4.19. Pension and Welfare Plans.

      Each Pension Plan complies, and has been administered in compliance, in all material respects, with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Section 4203 or 4205 of ERISA, respectively, with respect to which Borrower or any ERISA Affiliate has any unsatisfied liability; no steps have been instituted to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan that is reasonably likely to have a Material Adverse Effect; and neither Borrower nor any ERISA Affiliate is a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA that has two or more contributing sponsors at least two of whom are not under common control. Except as listed in Schedule

4.19, neither Borrower nor any ERISA Affiliate, to the extent there is joint and several liability with Borrower to pay such benefits, has any liability to pay any welfare benefits under any employee welfare benefit plan within the meaning of Section 3(l) of ERISA to former employees thereof or to current employees with respect to claims incurred after the termination of their employment other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title 1 of ERISA.

      4.20. Regulations G, U and X.

      Neither Borrower nor any Designated Subsidiary is engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Senior Secured Loans, the Term Loans or any borrowing hereunder will be used to purchase or carry any Margin Stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

      4.21. Compliance.

      Except as described on Schedule 4.21 or Schedule 4.25, each of Borrower and each Designated Subsidiary is in compliance with all statutes and governmental rules and regulations applicable to it, the noncompliance with which is reasonably likely to have a Material Adverse Effect.

      4.22. Taxes.

      Each of Borrower and each Designated Subsidiary has filed all material tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. The federal income tax liability of Borrower and each Designated Subsidiary has been audited by the Internal Revenue Service and has been finally determined and satisfied (or the time for audit has expired) for all tax years up to and including the tax year ended December 31, 1995. Except as described on Schedule 4.22, as updated from time to time, Borrower is not aware of any proposed assessment against Borrower or any of the Designated Subsidiaries for additional Taxes (or any basis for any such assessment).

      4.23. Investment Company Act Representation.

      Neither Borrower nor any Designated Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      4.24. Public Utility Holding Company Act Representation.

      Neither Borrower nor any Designated Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      4.25. Environmental and Safety and Health Matters.

      Except as disclosed on Schedule 4.25, Borrower and each of the Designated Subsidiaries and/or each property, operations and facility that Borrower or any Designated Subsidiary owns, operates or controls (a) complies in all respects with (i) all applicable Environmental Laws, except for those laws the failure with which to comply is not reasonably likely to have a Material Adverse Effect and (ii) all applicable Occupational Safety and Health Laws, except for those laws the failure with which to comply is not reasonably likely to have a Material Adverse Effect; (b) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law which is reasonably likely to have a Material Adverse Effect; (c) has not received any notice (i) that it may be in violation of any Environmental Law or Occupational Safety and Health Law which is reasonably likely to have a Material Adverse Effect, (ii) threatening the commencement of any proceeding under Environmental Law or Occupational Safety and Health Law, which is reasonably likely to have a Material Adverse Effect, or (iii) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Environmental Law or Occupational Safety and Health Law, which, is reasonably likely to have a Material Adverse Effect; (d) to the knowledge of Borrower is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (i) a Release or threatened Release into the environment of any Hazardous Material or the spillage, disposal or release or threatened release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance regulated under Environmental Law which is reasonably likely to have a Material Adverse Effect or (ii) any allegedly unsafe or unhealthful condition regulated under Environmental Law which is reasonably likely to have a Material Adverse Effect; (e) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (i) any past or present Release into the environment of, or treatment, storage or disposal of, any Hazardous Material or spillage, disposal or release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance regulated under Environmental Law or (ii) any unsafe or unhealthful condition, in either case, which is reasonably likely to have a Material Adverse Effect, and to Borrower's knowledge, there exists no basis for such notice irrespective of whether such notice was actually filed; and (f) has no contingent liability in connection with any actual Release into the environment of, or otherwise with respect to, any Hazardous Material or spillage, disposal or release into the environment of any other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether on any premises owned or occupied by Borrower or any Designated Subsidiary or on any other premises, which is reasonably likely to have a Material Adverse Effect. Except as disclosed on Schedule 4.25, there are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by Borrower or any Designated Subsidiary the presence of which is reasonably likely to have a Material Adverse Effect, including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting such Hazardous Materials used in accordance with all applicable laws and such Hazardous Materials used in the same manner as an ordinary consumer (e.g., gasoline in tanks of motor vehicles, small amounts of cosmetic cleaners, etc.). Except with respect to the termination of its term on April 12, 1999, to the best of Borrower's knowledge, the ZENECA Indemnity shall remain in full force and effect in accordance with its terms following consummation of the Transactions.

      4.26. Related Agreements and Transaction Documents.

      As of the date hereof, all representations and warranties of Borrower and each Designated Subsidiary contained in any Related Agreements and all representations and warranties of Parent, Borrower and each Designated Subsidiary contained in any Transaction Document (whether such representations and warranties were made to Agent or any Lender or to another Person), are true and correct as if made on the date hereof (except for those representations and warranties which are expressly made as of another specified date) and Borrower hereby adopts and affirms all such representations and warranties which Borrower agrees shall be incorporated by reference herein and made a part hereof.

      4.27. Capitalized Lease Obligations.

      As of the date hereof, the Indebtedness of Borrower and each Designated Subsidiary under Capitalized Leases is as set forth on Schedule 4.27.

      4.28. Other Transactions.

      (a) The Final Offer to Purchase and Solicitation of Consents (the "Offer") with respect to the First Mortgage Note has become effective and pursuant thereto (a) holders of an aggregate of ___% in principal amount of the First Mortgage Notes have consented to the amendments and modifications of the First Mortgage Note Indenture described in the Offer and evidenced by the certain Third Supplemental Indenture and the Third Supplemental Indenture has become effective and (b) holders of an aggregate of ___% in principal amount of the First Mortgage Notes have tendered their First Mortgage Note pursuant to the Offer. After payment by Borrower of the tender price pursuant to the Offer, no more than $__________ in aggregate principal amount of the First Mortgage Note will be outstanding.

      (b) Each of the Transactions other than the issuance of the Senior Secured Notes, the consummation of the Term Loans and the tender and consent solicitation for the First Mortgage Notes, has been consummated in accordance with and pursuant to the terms of the applicable Transaction Documents, and in compliance with all applicable laws except where noncompliance therewith is not reasonably likely to have a Material Adverse Effect. The execution of all such Transaction Documents has been duly authorized by all necessary corporate action on the part of Borrower, the Designated Subsidiaries and Parent, as applicable, and will not require any consent or approval of any governmental agency or authority that has not been duly waived or obtained prior to the date hereof. The execution of all such Transaction Documents does not conflict with (i) any provision of law, (ii) the Certificate or Articles of Incorporation or by-laws of Borrower, any Designated Subsidiary party thereto or Parent, (iii) any agreement binding upon Borrower, any Designated Subsidiary party thereto or Parent which conflict is reasonably likely to have a Material Adverse Effect or (iv) any court or administrative order or decree applicable to Borrower, any Designated Subsidiary or Parent party thereto which conflict is reasonably likely to have a Material Adverse Effect.

      (c) After consummation of the Transactions, the capitalization of Borrower and each Designated Subsidiary shall be as set forth on Schedule 4.28.

      4.29. Holding Companies.

      As of the Closing Date, each of Parent, Borrower, PAI, BMPC, East, TCH and Imperial is a holding company without material assets, operations or business, other than the ownership by (a) Parent of the common stock of Borrower and Pioneer Water Technologies, Inc., (b) Borrower of the common stock of PAI, (c) PAI of the common stock of its Subsidiaries, (d) TCH of the common stock of T.C. Products, Inc. and (e) Imperial of 50% of the common stock of Kemwater North America Company. Upon consummation of the Transactions, as of the Closing Date, none of Parent, Borrower, PAI, BMPC, East, TCH or Imperial has any Indebtedness or other obligations other than Indebtedness of each of them in respect of the First Mortgage Loans, the Senior Secured Loans, the Term Loans and under this Agreement.

5. BORROWER COVENANTS.

      From the date of this Agreement and thereafter until the Credit is terminated and all Payment Liabilities of Borrower hereunder are paid in full, Borrower agrees that unless Agent, at the written direction of Requisite Lenders, shall otherwise consent in writing, it will:

      5.1. Financial Statements and Other Reports.

      Furnish to Agent and each Lender, in form satisfactory to Agent:

      5.1.1. Financial Reports:

      (a) Annual Audited Financial Statements. Within ninety (90) days after each Fiscal Year, a copy of the annual audited financial statements of Borrower and the Subsidiaries prepared on a consolidated and consolidating basis and in conformity with GAAP and certified by an independent certified public accountant who shall be satisfactory to Agent, together with (i) a certificate from such accountant, (x) containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 5 or in Supplement A, and (y) to the effect that, in making the examination necessary for the signing of such annual audit report, such accountant has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing and that relates to financial or other accounting matters or the financial ratios and restrictions contained in this Section 5 or in Supplement A, or, if such accountant has become aware of any such event, describing it and (ii) if prepared in connection with the annual audit report, the annual operating statements of Borrower and the Subsidiaries prepared on a consolidating basis and in conformity with GAAP applied in a manner consistent with the audit report referred to in preceding clauses (a)(i), signed by Borrower's chief financial officer or assistant treasurer.

      (b) Monthly Financial Statement. Within thirty (30) days after the end of each month of each Fiscal Year of Borrower except (i) forty-five (45) days after the end of each month closing a fiscal quarter and (ii) ninety (90) days after the end of each month closing a Fiscal Year, a copy of the unaudited financial statement of Borrower and the Subsidiaries prepared on a consolidated and consolidating basis and in conformity with GAAP applied in a manner consistent with the audit report referred to in preceding clause (a)(i), and consisting of at least a balance sheet as at the close of such month and an income statement and cash flow statement for such month and for the period from the beginning of such Fiscal Year to the close of such month, compared, in the case of the consolidated statements only, to the actual results for the same period during the prior Fiscal Year and to Borrower's budget (delivered pursuant to Section 5.1.1(c), for the current Fiscal Year). Each such financial statement delivered with respect to a month which is not closing a fiscal quarter or Fiscal Year of Borrower shall be signed by the chief financial officer or assistant treasurer.

      (c) Annual Budgets. Within thirty (30) days after the end of each Fiscal Year of Borrower, a copy of an annual budget of Borrower for the current Fiscal Year, prepared on a consolidated and consolidating basis and in conformity with GAAP applied in a manner consistent with the prior Fiscal Year's budget, signed by Borrower's chief financial officer or assistant treasurer and consisting of at least a balance sheet, an income statement and a cash flow statement, each calculated on a quarter by quarter basis.

      (d) Officer's Certificate. Together with the financial statements furnished by Borrower under the preceding clauses (a), and (b), a certificate of Borrower's chief financial officer or assistant treasurer in the form of Exhibit C, dated the date of such annual audit report or such monthly financial statement, as the case may be, containing a statement that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 5 or in Supplement A.

      5.1.2. Agings. If so requested by Agent, and, even if no such request has been received, within thirty (30) days after the end of each month after Borrower has requested the initial disbursement of Revolving Loans hereunder, an aging of all Accounts Receivable of Borrower and the Designated Subsidiaries as of the end of such month, in form substantially as attached hereto as Exhibit E.

      5.1.3. Inventory Certification. If so requested by Agent, and, even if no such request has been received, within thirty (30) days after the end of each month after Borrower has requested the initial disbursement of Revolving Loans hereunder, an Inventory certification report as of the end of the month for all Inventory locations of Borrower and the Designated Subsidiaries as of the end of such month, in form substantially as attached hereto as Exhibit B.

      5.1.4. Other Reports and Information:

      (a) SEC and Other Reports. Copies of each filing and report made by Parent, Borrower or any Designated Subsidiary with or to any securities exchange or the Securities and Exchange Commission, promptly upon the filing or making thereof;

      (b) Intercompany Loans. Upon request therefor by Agent and, even if no such request has been received, within thirty (30) days after the end of each month after Borrower has requested the initial disbursement of Revolving Loans hereunder, a list of all outstanding balances of the Permitted Intercompany Indebtedness of each Designated Subsidiary owing to Borrower as of the end of such month, together with a list of all debits and credits with respect thereto, in form and content acceptable to Agent; and

      (c) Other Reports. Any information required to be provided pursuant to other provisions of this Agreement, and such other reports or information from time to time reasonably requested by Agent on behalf of itself or any Lender.

      5.2. Notices.

      Notify Agent in writing of any of the following promptly upon learning of the occurrence thereof (or, in the case of clauses (e) and (f) (other than clause (e)(iii)) of this Section 5.2, at least thirty (30) days prior to the occurrence thereof to the extent applicable to Borrower, any Designated Subsidiary or any other Obligor), describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

      (a) Default. The occurrence of (i) an Event of Default or Unmatured Event of Default and (ii) to the extent not included in clause (i) of this Section 5.2(a), the default by Parent, Borrower, any other Obligor or any Designated Subsidiary under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which Parent, Borrower, any other Obligor or any Designated Subsidiary, as appropriate, is a party or by which it is bound (including without limitation any First Mortgage Note Documents, Senior

Secured Note Documents, Term Loan Documents, the Seller Notes, the TC Notes or any Subordinated Debt Document);

      (b) Intentionally Omitted.

      (c) Judgment. The entry of any judgment or decree against Borrower, any other Obligor or any Designated Subsidiary, if the amount of such judgment exceeds $500,000;

      (d) Pension Plans and Welfare Plans. The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate, or any other Obligor; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any other Obligor from any Multiemployer Plan, which complete or partial withdrawal results in a liability to such Multiemployer Plan in excess of $1,000,000; the failure of Borrower, any other Obligor or any ERISA Affiliate to make a required contribution to any Pension Plan, including but not limited to any failure to pay an amount sufficient to give rise to a Lien under Section 302(f) of ERISA; the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower, any other Obligor or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan; the occurrence of any other event with respect to any Pension Plan which could result in the incurrence by Borrower, any other Obligor or any ERISA Affiliate of any material liability, fine or penalty; or the establishment of a new plan subject to ERISA or an amendment to any existing plan which will result in a material increase in contributions or benefits under such plan or the incurrence of any material increase in the liability of Borrower, any other Obligor (or an ERISA Affiliate to the extent there is joint and several liability with Borrower or any other Obligor) or any Designated Subsidiary, with respect to any "employee welfare benefit plan" as defined in Section 3(l) of ERISA which covers former employees thereof or current employees and their beneficiaries with respect to claims incurred after the termination of their employment;

      (e) Business and Collateral Information. Any change or proposed change in any of the information set forth on Schedule 4.12, including but not limited to
(i) any change in the location of any Inventory, (ii) the identity of any new bailee, processor, warehouseman or other Person in possession or control of any Inventory or other Collateral, (iii) any change in the name or address of the lessor or owner of any real property leased to Borrower, any Designated Subsidiary or any other Obligor, (iv) any proposed change in the location of Borrower's or any Designated Subsidiary's chief executive office or chief place of business, (v) any proposed opening, closing or other change in the list of offices and other places of business of Borrower or any Designated Subsidiary and (vi) any opening, closing or other change in the offices and other places of business of each other Obligor;

      (f) Change of Name or Status. Any change in the name or address of Borrower, any Designated Subsidiary, or any other Obligor;

      (g) Insurance Information. Any material change in the information set forth in Schedule 4.7;

      (h) Environmental and Safety and Health Matters. The occurrence of any event, or the acquisition of any information which, if it had occurred or was true on or before the Closing Date, would have been required to have been disclosed and included on Schedule 4.25, including but not limited to existence of any Environmental Lien and receipt of any notice from any federal, state or local government or agency alleging violation of any Environmental Law or any Occupational Safety and Health Law which violation is reasonably likely to have a Material Adverse Effect;

      (i) Material Adverse Change or Effect. The occurrence of a Material Adverse Change or the occurrence of any event that is reasonably likely to have a Material Adverse Effect;

      (j) Default by Others. Any material default by any Account Debtor or other Person obligated to Borrower, any other Obligor, or any Designated Subsidiary, under any contract, chattel paper, note or other evidence of amounts payable or due or to become due to Borrower, such Obligor or Designated Subsidiary if the amount payable under such contract, chattel paper, note or other evidence of amounts payable or due or to become due is reasonably likely to have a Material Adverse Effect;

      (k) Change in Management or Line(s) of Business. Any substantial change in the senior management of Borrower or any Designated Subsidiary, or any change in Borrower's or any Designated Subsidiary's line(s) of business;

      (l) Transaction Documents. The existence or assertion of any claim or possible claim in excess of $100,000 or that is reasonably likely to have a Material Adverse Effect by or against Borrower, any Designated Subsidiary or any Obligor under any Transaction Document.

      (m) Other Indebtedness Notices. Copies of any material amendments, waivers or consents, notices of breach or default, notices relating to the exercise or nonexercise of any remedy available to any Person, notices of indemnity or other claims, written materials relating to any dispute, written materials relating to the exercise of any rights derived from or arising in connection with any Indebtedness and other written communications of a material nature, including any communications by Parent, Borrower or any Designated Subsidiary in connection with the First Mortgage Loans, the Senior Secured Loans, the Term Loans, the Seller Notes or the TC Notes, other than any such notice or other written materials already sent to Agent pursuant to any other Section of this Agreement; and

      (n) Patents, Etc. Any change to the list of patents, trademarks, copyrights and other information set forth in Schedule 4.16;

      (o) Litigation. An update of any changes to Schedule 4.8, disclosing all newly instituted claims, litigation, arbitration proceedings or governmental proceedings against or affecting Borrower or any Designated Subsidiary or any Collateral which involves an amount in controversy in excess of $500,000 or which requests injunctive or other equitable relief, and which discloses any significant events or occurrences in any of the matters set forth on Schedule
4.8 or any updates previously provided thereto;

      (p) Certain Changes. Any change in the information set forth in Schedule 4.1, Schedule 4.10 or Schedule 4.11 concerning Borrower, any Designated Subsidiary or any partnership or joint venture of any of the foregoing; and

      (q) Other Notices. Notice of the occurrence of such other event as Agent may reasonably from time to time specify, and any notices required to be provided pursuant to any Related Agreement or the other provisions of this Agreement.

      5.3. Existence.

      Except as permitted under Section 5.11, maintain and preserve, and cause each Designated Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, trade styles, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

      5.4. Nature of Business.

      Engage in, and cause each Designated Subsidiary to engage in, substantially the same fields of business as it is engaged in on the date hereof or reasonably incidental thereto.

      5.5. Books, Records and Access.

      Maintain, and cause each Designated Subsidiary to maintain, complete and accurate books and records (including but not limited to records relating to Accounts Receivable, Inventory, and other Collateral and property), in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Cause the books and records of Borrower and each Designated Subsidiary as at the end of any calendar month to be posted and closed not more than thirty (30) days after the last business day of such month except (i) forty-five (45) days after the end of each month closing a fiscal quarter and (ii) ninety (90) days after the end of each month closing a fiscal year. Permit, and cause each Designated Subsidiary to permit, access by Agent and its agents and employees to the books and records of Borrower and such Designated Subsidiary at Borrower's or such Designated Subsidiary's place or places of business at intervals to be determined by Agent upon reasonable prior notice and during normal business hours and without hindrance or delay, and permit and cause each Designated Subsidiary to permit Agent and its agents and employees to inspect the books and records and location of such Designated Subsidiary, as applicable, and to inspect, audit, check and make copies and/or extracts from the books, records, computer data and records, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable, and, any other Collateral and property, or relating to any other transactions between the parties hereto; provided, that Borrower shall permit each Lender and its respective agents and employees to accompany Agent on each such visit; and provided further, that after the occurrence of an Event of Default, Agent and Lenders may have access to such premises at such times as they desire, without having given prior notice. Any and all such inspections, appraisals and/or audits by Agent and its agents and employees relating to Borrower's or any Designated Subsidiary's books and records and locations shall be at Borrower's expense, no matter when the same shall occur. Agent may advance such costs for which Borrower is responsible to Borrower as a Revolving Loan.

      5.6. Insurance.

      Maintain, and cause each Designated Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated. Keep the Collateral properly housed and insured for its full insurable value (subject to customary deductibles) against loss or damage by fire, theft, explosion, sprinklers and such other risks as are customarily insured against by persons engaged in business similar to that of Borrower or such Designated Subsidiary, as applicable, with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to Agent. Certificates of such policies of insurance in form and substance satisfactory to Agent have been delivered to Agent prior to the date hereof together with evidence of payment of all premiums therefor then due. Borrower hereby directs all insurers under Borrower's policies of insurance to pay all proceeds payable thereunder after the occurrence and during the continuance of an Event of Default in respect of the Collateral directly to Agent, as its interest may appear. Borrower appoints Agent and any Person whom Agent may from time to time designate (and all officers, employees or agents designated by Agent or such Person) after the occurrence and during the continuance of an Event of Default as Borrower's true and lawful attorney and agent in fact with power to make, settle and adjust claims under such policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance which are payable to Agent or any Lender hereunder and make all determinations and decisions with respect to such policies of insurance. The foregoing appointment and power, being coupled with an interest, is irrevocable until all Payment Liabilities under this Agreement are paid and performed in full and this Agreement is terminated. In the event Borrower or any Designated Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto when due, then Agent, without waiving or releasing any obligation of or default by Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. All sums so disbursed by Agent, including reasonable Attorneys' Fees, court costs, expenses and other charges relating thereto, shall be payable on demand by Borrower to Agent, and Agent may, in its sole and absolute discretion, after three (3) Banking Days' prior notice to Borrower advance such sums to Borrower as a Revolving Loan. Borrower shall cause each Designated Subsidiary to grant to Agent rights identical to those granted by Borrower to Agent in respect of its insurance.

      5.7. Repair.

      Maintain, preserve and keep, and cause each Designated Subsidiary to maintain, preserve and keep, its Equipment and other properties in good operating condition and repair, ordinary wear and tear excepted, and from time to time make, and cause each Designated Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

      5.8. Taxes.

      Pay, and cause each Designated Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that Borrower or such Designated Subsidiary is contesting such Taxes in good faith and by appropriate proceedings and Borrower or such Designated Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP; not file a consolidated tax return together with any other Person, unless consented to in writing by Agent, except that Borrower and the Designated Subsidiaries may file consolidated returns with Parent pursuant to that certain Tax Sharing Agreement dated on or about the Original Closing Date; and not change its Fiscal Year or tax year without Agent's prior written consent.

      5.9. Compliance.

      Comply, and cause each Designated Subsidiary to comply, with all statutes and governmental rules and regulations applicable to it, except where the failure to so comply would not be reasonably likely to have a Material Adverse Effect.

      5.10. Pension Plans.

      Not permit, and not permit any Designated Subsidiary to permit, any condition to exist in connection with any Pension Plan that would constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan; not fail, and not permit any Designated Subsidiary to fail, to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA; and not engage in, or permit to exist or occur, or permit any of the Designated Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan that is reasonably likely to result in a Material Adverse Effect.

      5.11. Merger, Purchase and Sale.

      Not, and not permit any Designated Subsidiary to: (a) be a party to any merger, liquidation or consolidation, except, in the case of Borrower and the Designated Subsidiaries, with or into Borrower or another Designated Subsidiary; (b) except for sales of Inventory in the normal course of its business and as permitted otherwise in this Agreement, sell, transfer, convey, lease or otherwise dispose of its assets, including without limitation any Accounts Receivable, Contract Rights, notes receivable or chattel paper; provided, however, that (i) if no Event of Default has occurred and is continuing or would be caused thereby, (ii) to the extent permitted by the terms of the Senior Secured Note Indenture as it exists on the Closing Date and, if any First Mortgage Notes remain outstanding, the terms of the First Mortgage Note Indenture as it existed on the Original Closing Date, and (iii) after such transaction, the Interest Coverage Sale Threshold has been met, any or all of the assets of or capital stock in any Designated Subsidiary may be sold, transferred, conveyed, leased or otherwise disposed of, on such terms as Borrower or such Designated Subsidiary determines to be commercially reasonable, in each case as long as the cash proceeds (net of taxes, expenses of sale and repayment of any Indebtedness secured thereby) of any of the foregoing transactions are applied to (A) repay the Liabilities, (B) repay Indebtedness in respect of the First Mortgage Notes, the Senior Secured Notes and the Term Loans, on a pro rata basis, or (C) purchase replacement assets, all as provided in the Senior Secured Note Indenture as it exists on the Closing Date, and, if the assets sold, transferred, conveyed, leased or otherwise disposed of include Eligible Accounts or Eligible Inventory, Liabilities in an amount equal to the Borrowing Base generated by such assets are immediately repaid in full out of the proceeds of such transaction; (c) purchase or otherwise acquire all or substantially all of the assets of any Person, except, if no Event of Default has occurred and is continuing or would be caused thereby, (i) the purchase of the assets of or capital stock in any Designated Subsidiary by Borrower or another Designated Subsidiary and (ii) any such purchase or acquisition by Borrower or any Designated Subsidiary, so long as (A) such purchase or acquisition does not create Indebtedness or Liens not otherwise permitted by this Agreement, (B) such purchase or acquisition is permitted by the terms of the Senior Secured Note Indenture as it exists on the Closing Date and, if any First Mortgage Notes remain outstanding, the terms of the First Mortgage Note Indenture as it existed on the Original Closing Date, and (C) total consideration (including cash purchase price, liabilities assumed by Borrower or any Designated Subsidiary and deferred purchase price and related payments, including current and future payments in respect of covenants not to compete, consulting agreements and the like) (I) for any such purchase or acquisition does not exceed $15,000,000 and (II) for all such purchases and acquisitions prior to the Termination Date does not exceed $20,000,000; or (d) become a party to or participate in any joint venture, partnership or similar business organization not in existence on the Closing Date.

      5.12. Restricted Payments.

      Not, and not permit any Designated Subsidiary to, (a) purchase or redeem any shares of its stock or any options or warrants therefor, other than the purchase of capital stock held by employees of Borrower or any Designated Subsidiary pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any employee in accordance with the provisions of any such plan in an amount not greater than $500,000 in any calendar year, plus the portion of any such amounts that remain unused at the end of the two prior calendar years, but in no event shall the total thereof in any calendar year exceed $1,500,000; (b) except as provided below in this
Section 5.12, declare or pay any dividends on any of its stock (other than dividends payable in non-redeemable capital stock) or make any distribution to stockholders as such or set aside any funds for any such purpose (collectively, "Upstream Payments"); (c) make any prepayment, purchase, defeasance or redemption of any First Mortgage Loans, Senior Secured Loans or Term Loans (including without limitation any mandatory prepayment required by the terms of the applicable First Mortgage Note Documents, Senior Secured Note Documents or Term Loan Documents upon a change of control or an asset sale, or any optional prepayment, redemption or defeasance allowed by the terms of the First Mortgage Note Documents, Senior Secured Note Documents or Term Loan Documents) at any time that an Event of Default is in existence or to the extent an Event of Default would be caused thereby; or (d) except as permitted in any applicable subordination or intercreditor agreements, or any subordination terms contained within the applicable Subordinated Debt Documents, pay any Subordinated Debt. Notwithstanding the foregoing, (x) (i) each Designated Subsidiary may make direct or indirect Upstream Payments to Borrower at any time, and (ii) Borrower may make Upstream Payments to Parent to the extent permitted under the terms of the Senior Secured Note Indenture, as its exists on the Closing Date; and (y) payments by Borrower or any Designated Subsidiary may be made at any time pursuant to the Contingent Payment Agreement as it existed on the Original Closing Date, to the extent permitted in the Senior Secured Note Indenture as it exists on the Closing Date.

      5.13. Stock.

      Except as permitted under Section 5.11, not permit any Designated Subsidiary to purchase or otherwise acquire any shares of the stock of Borrower, and not take any action, or permit any Designated Subsidiary to take any action, which will result in a decrease in Borrower's ownership interest in any Designated Subsidiary.

      5.14. Indebtedness.

      Not, and not permit any Designated Subsidiary to, incur or permit to exist any Indebtedness (including but not limited to Indebtedness as lessee under Capitalized Leases), except: (a) Indebtedness under the terms of this Agreement; (b) Indebtedness of Borrower and the Designated Subsidiaries in respect of the Senior Secured Notes in an aggregate principal amount of not more than $200,000,000; (c) Indebtedness of Borrower and the Designated Subsidiaries in respect of the Term Loans in an aggregate principal amount of not more than $100,000,000; (d) Indebtedness of Borrower and the Designated Subsidiaries in respect of the First Mortgage Notes in an aggregate principal amount of not more than $0; (e) other Indebtedness outstanding on the date hereof and listed on Schedule 5.14; (f) Indebtedness as lessee under Capitalized Leases plus Indebtedness secured by Liens securing the payment of all or part of the purchase price of assets acquired after the Closing Date, which Indebtedness does not exceed $10,000,000 in the aggregate for Borrower and the Designated Subsidiaries on a consolidated basis at any time, and any refinancing of any of the foregoing; (g) Permitted Intercompany Indebtedness and Indebtedness of Borrower to the Designated Subsidiaries; (h) Indebtedness under Hedging Obligations (as defined in the Senior Secured Note Indenture as it exists on the Closing Date), to the extent permitted in the Senior Secured Note Indenture as it exists on the Closing Date; (i) Indebtedness in respect of performance, completion, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by Borrower or any Designated Subsidiary in the ordinary course of business; (j) Indebtedness permitted pursuant to the first paragraph of Section 1008 of the Senior Secured Note Indenture as it exists on the Closing Date; (k) in addition to any other Indebtedness permitted hereunder, up to $10,000,000 aggregate principal amount of Indebtedness at any one time outstanding; and (l) other Indebtedness approved in writing by Requisite Lenders.

      5.15. Liens.

      Not, and not permit any Designated Subsidiary to, create or permit to exist any Lien with respect to any property, revenue or assets now owned or hereafter acquired, except: (a) Liens in favor of Agent, for the benefit of itself and Lenders; (b) Liens securing Permitted Intercompany Indebtedness; (c) without duplication, Liens referred to in Section 4.9; (d) Liens permitted under clause (b) of the definition of "Permitted Liens" in the Senior Secured
Note Indenture as it exists on the Closing Date, and, if any First Mortgage Notes remain outstanding, clause (b) of the definition of "Permitted Liens" in the First Mortgage Note Indenture as its existed on the Original Closing Date, in an aggregate amount of up to $5,000,000 at any one time outstanding; (e) other than in connection with Indebtedness, Liens arising in the ordinary course of business (i) to secure payments of workers' compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of Borrower or any Designated Subsidiary, or to secure surety or appeal bonds to which Borrower or any Designated Subsidiary is a party and (ii) for rights of financial institutions to setoff and chargeback arising by operation of law; (f) Liens permitted under clauses (d) and (e) of the definition of "Permitted Liens" in the Senior Secured Note Indenture as it exists on the Closing Date, and, if any First Mortgage Notes remain outstanding, clauses (d) and (e) of the definition of "Permitted Liens" in the First Mortgage Note Indenture as it existed on the Original Closing Date; (g) Liens permitted under clause (f) of the definition of "Permitted Liens" or clauses (c), (d) and (e) of Section 1012 of the

Senior Secured Note Indenture as it exists on the Closing Date, and, if any First Mortgage Notes remain outstanding, clause (f) of the definition of "Permitted Liens" or clauses (c), (d) and (e) of Section 1012 of the First Mortgage Note Indenture as it existed on the Original Closing Date; provided, however, that with respect to Borrower and the Designated Subsidiaries, such Lien shall be permitted only to the extent it secures Indebtedness permitted under Section 5.14(f); (h) Liens permitted under clauses (f), (g), (j) and (k) of Section 1012 of the Senior Secured Note Indenture as it exists on the Closing Date, and, if any First Mortgage Notes remain outstanding, Liens permitted under clauses (f), (g), (j) and (k)of Section 1012 of the First Mortgage Note Indenture as its existed on the Original Closing Date; (i) Liens on certain equipment, real property and stock securing the obligations of the First Mortgage Loans, the Term Loans and the Senior Secured Loans; and (j) Liens consented to in writing by Requisite Lenders.

      5.16. Guaranties.

      Not, and not permit any Designated Subsidiary to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order; (b) any guaranty of the Liabilities in favor of Agent, for the benefit of itself and Lenders; (c) any guaranty of the First Mortgage Notes, the Senior Secured Notes or the Term Loans and (d) any guaranty of any Indebtedness permitted under this Agreement.

      5.17. Investments.

      Except as provided in Section 5.19 or Section 5.11, not, and not permit any Designated Subsidiary to, make or permit to exist any Investment in any Person, except for: (a) advances to employees of Borrower or any of the Designated Subsidiaries for travel or other ordinary business expenses provided that the aggregate amount outstanding at any one time shall not exceed $500,000 in the aggregate for all employees; (b) Eligible Investments (as defined in the Senior Secured Note Indenture as it exists on the Closing Date); (c) Investments consisting of Indebtedness permitted under Section 5.14 (g); (d) Investments (other than loans) by Borrower in any Designated Subsidiary or by any Designated Subsidiary in another Designated Subsidiary; (e) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; (f) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (g) other Investments outstanding on the date hereof and listed on Schedule 5.17 and any reclassification or conversion thereof into an alternate form of Investment in the same or a successor entity; (h) Investments consisting of bank accounts permitted under this Agreement; (i) other Investments that are permitted pursuant to clause
(vi) of the definition of the term "Permitted Investment" contained in Section 101 of the Senior Secured Note

Indenture as it exists on the Closing Date; and (j) other Investments consented to by Requisite Lenders in writing.

      5.18. Designated Subsidiaries.

      Except as permitted in Section 5.11 or Section 5.17, not, and not permit any Designated Subsidiary to, acquire any stock or similar interest in any Person and not create, establish or acquire any Subsidiaries; not change the status of a Subsidiary to or from a Designated Subsidiary.

      5.19. Loans to Designated Subsidiaries.

      Not make or extend any loan or advance to any Designated Subsidiary (a) not designated as such on the Closing Date, without prior written notice of such loan or advance to Agent and (b) until such time as Agent has received resolutions of such Designated Subsidiary's board of directors authorizing or ratifying the execution, delivery and performance of all Related Agreements executed by such Designated Subsidiary, in form and substance satisfactory to Agent; and not permit any Designated Subsidiary to make or extend any loan or advance to another Designated Subsidiary. Upon Agent's request, prior to any such loan or advance from Borrower to a Designated Subsidiary not designated as such on the Closing Date, such Designated Subsidiary shall execute and deliver agreements in the same form as those delivered to Agent on the Closing Date by the currently existing Designated Subsidiaries in order to evidence such loans and advances and to grant Borrower a first priority perfected Lien on such Designated Subsidiary's property of the types described in Section 3.1 as collateral therefor. Borrower shall assign the proceeds of such loans, all of the foregoing agreements, documents and instruments and its Lien related thereto to Agent, in each case in a manner, and pursuant to agreements, satisfactory to Agent.

      5.20. Change in Accounts Receivable.

      After the occurrence and during the continuance of an Event of Default, not permit or agree to, or permit any Designated Subsidiary to permit or agree to, any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account Receivable, including any of the terms relating thereto.

      5.21. Environmental Issues.

      Provide such information that is or becomes available (unless subject to confidentiality restrictions in existence on the Closing Date) to Borrower or any Designated Subsidiary which Agent may reasonably request from time to time pertaining to the environmental aspects of Borrower and the Designated Subsidiaries and any property owned, operated or controlled by Borrower or any Designated Subsidiary. Nothing in this Section 5.21, and no actions taken by Agent or any Lender pursuant thereto, shall give, or be construed as controlling, or giving to Agent or any Lender the right or obligation to direct or control, the conduct or action or inaction of Borrower or any Designated Subsidiary with respect to any environmental matters, including but not limited to those pertaining to compliance with any Environmental Laws. Borrower shall also maintain, and cause each Designated Subsidiary to maintain, in full force and effect all third-party indemnities in favor of Borrower or any Designated Subsidiary with respect to any of the foregoing.

      5.22. Related Agreements.

      After the date hereof, not enter into, or permit any Designated Subsidiary to enter into, any agreement containing any provision which would be violated or breached by the performance by Borrower or such Designated Subsidiary of its obligations hereunder or under any Related Agreement or any instrument or document delivered or to be delivered by Borrower or such Designated Subsidiary in connection herewith.

      5.23. Unconditional Purchase Options.

      Except in the ordinary course of business, not enter into or be a party to, or permit any Designated Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

      5.24. Use of Proceeds.

      Not use or permit, and not permit any Designated Subsidiary to use or permit, any proceeds of the Senior Secured Loans, the Term Loans, the Loans or Letters of Credit to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock, and furnish to Agent upon request, a statement in conformity with the requirements of Federal Reserve Form U-l referred to in Regulation U of the Board of Governors of the Federal Reserve System.

      5.25. Transactions with Related Parties.

      Except as set forth on Schedule 5.25, not, and not permit any Designated Subsidiary to, (a) pay any management, consulting or similar fees to any Related Party, whether for services rendered to Borrower or any Designated Subsidiary, or otherwise, or (b) enter into or be a party to any other transaction or arrangement, including without limitation the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Designated Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Designated Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party and unless such transaction or arrangement is permitted by the terms of the Senior Secured Note Indenture, as it exists on the Closing Date.

      5.26. Amendment of Documents.

      Not, and not permit Parent or any Designated Subsidiary to, amend, modify or alter, or permit to be amended, modified or altered, (a) any First Mortgage Note Document, any Senior Secured Note Document or any Term Loan Document, (b) any other Transaction Document, or (c) any agreement, instrument or document evidencing any of the Indebtedness listed on Schedule 5.14 if the effect of such amendment or modification is to (i) increase the interest rate payable thereunder more than 200 basis points in excess of the highest interest rate applicable under the First Mortgage Note Documents, the Senior Secured Note Documents or the Term Loan Documents, as applicable (including application of any "default rate" thereunder), in each case as they exist on the date hereof,
(ii) with respect to the First Mortgage Note Documents and the Senior Secured Note Documents, alter the timing or amount of any payment terms thereunder, if applicable, or with respect to the Term Loan Documents only, alter the timing or amount of any payment terms during the first seven (7) years after the date hereof, (iii) increase the aggregate amount of Indebtedness thereunder, if applicable, or (iv) materially adversely affect the interest of Agent or Lenders. Agent and Lenders hereby agree that their consent to any of the foregoing will not be unreasonably withheld or delayed.

      5.27. Designated Subsidiary.

      Cause each Designated Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent in its sole discretion, the following (a) a guaranty in favor of Agent, for the benefit of itself and Lenders, pursuant to which such Designated Subsidiary has unconditionally guarantied the Liabilities; (b) a security agreement with Agent, for the benefit of itself and Lenders, pursuant to which such Subsidiary has granted to Agent, for the benefit of itself and Lenders, a Lien on its assets of the types described in
Section 3.1, as collateral for the guaranty described in clause (i) above, (c) such UCC financing statements as Agent shall reasonably require in order to perfect such Lien and (d) appropriate evidence of such Designated Subsidiary's corporate authority for the foregoing. No otherwise Eligible Inventory or Eligible Accounts Receivable of any Designated Subsidiary shall be included in the Borrowing Base unless (i) such Designated Subsidiary has complied in all respects with this Section 5.27, to Agent's reasonable satisfaction, (ii) Agent has satisfied itself that Agent's Liens on the Collateral of such Designated Subsidiary are fully perfected senior Liens thereon, (iii) Borrower has demonstrated to Agent that such Collateral is insured in compliance with
Section 5.6 and (iv) Agent has received such landlord's and bailee's agreements with respect to such Collateral as Agent shall reasonably request.

      5.28. Limitation on Applicability of Covenants.

      Notwithstanding the covenants contained in this Agreement, Borrower and any Designated Subsidiary may engage in any transactions contemplated by and effected in accordance with the terms of the Contingent Payment Agreement as it existed on the

Original Closing Date. The consummation of any such transaction shall not constitute a breach of the otherwise applicable covenants, contained in this Agreement.

      5.29. Merger.

      Complete the merger of Borrower and PAI, pursuant to agreements reasonably acceptable to Agent, on or before July 17, 1997.

      5.30. Holding Companies.

      Not, and not permit any of PAI, East, TCH, BMPC or Imperial to, conduct any material business or have any material operations, assets or liabilities, other than as set forth in Section 4.29.

      5.31. Banking Relationships.

      Maintain, and cause each of the Designated Subsidiaries to maintain, their principal bank accounts and banking relationships with BAI.

6. DEFAULT.

      6.1. Event of Default.

      Each of the following shall constitute an Event of Default under this
Agreement:

      (a) Non-Payment. Default in the payment of the principal of the Liabilities when due or declared due or the payment of any of the other Liabilities other than principal within five (5) Banking Days' of the date due or declared due.

      (b) Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, Borrower, any other Obligor or any Designated Subsidiary with a principal balance in excess of $5,000,000 (other than any Indebtedness under this Agreement and any Notes), including without limitation the First Mortgage Loans, the Senior Secured Loans and the Term Loans.

      (c) Acceleration of Other Indebtedness. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, Borrower, any other Obligor or any Designated Subsidiary with a principal balance in excess of $5,000,000 (other than the Indebtedness under this Agreement and any Notes), including without limitation the First Mortgage Loans, the Senior Secured Loans and the Term Loans, or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders to accelerate the maturity of such other Indebtedness.

      (d) Other Obligations. Default in the performance or observance (subject to any applicable grace period or waiver of such default) of (i) any obligation or agreement of Borrower, any other Obligor or any Designated Subsidiary to or with Agent or any Lender (other than any obligation or agreement of Borrower hereunder and under any Notes) or (ii) any obligation or agreement of Borrower, any other Obligor or any Designated Subsidiary to or with any other Person (other than (x) any such obligation or agreement constituting or related to Indebtedness, or (y) Trade Accounts Payable), in any case if the existence of any such default is not being contested by Borrower, such other Obligor or such Designated Subsidiary, as the case may be, in good faith and by appropriate proceedings and Borrower, such other Obligor or such Designated Subsidiary, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP and such obligation is for an amount in excess of $5,000,000.

      (e) Bankruptcy. Borrower, any other Obligor or any Designated Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Borrower, such other Obligor or such Designated Subsidiary, or for a substantial part of the property of Borrower, such other Obligor or such Designated Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower, any other Obligor or any Designated Subsidiary, or for a substantial part of the property of Borrower, any other Obligor or any Designated Subsidiary and is not discharged or dismissed within sixty (60) days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Borrower, any other Obligor or any Designated Subsidiary; or any warrant of attachment or similar legal process is issued against any substantial part of the property of Borrower, any other Obligor or any Designated Subsidiary.

      (f) Insolvency. Borrower, any other Obligor or any Designated Subsidiary becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature.

      (g) ERISA Liabilities. Any of the following events shall have occurred, if such event is reasonably likely to have a Material Adverse Effect: (i) the existence of a Reportable Event, (ii) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the occurrence of an obligation to provide affected parties with a written notice of intent to terminate a Pension Plan in a distress termination under Section 4041 of ERISA,
(iv) the institution by PBGC of proceedings to terminate any Pension Plan, (v) any event or condition that would require the appointment of a trustee to administer a Pension Plan, (vi) the withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan, and (vii) any event that would give rise to a Lien under Section 302(f) of ERISA.

      (h) Non-Compliance With This Agreement. Default in the performance of any of Borrower's agreements set forth in Section 3.2, 3.3, 5.5, 5.6, 5.11 through
5.31 or in

Section 5 of Supplement A hereto (and not constituting an Event of Default under any of the other subsections of this Section 6.1); or default in the performance of any of Borrower's agreements set forth in Section 5.1.1, 5.1.2, 5.1.3, 5.1.4 or 5.2 (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for five (5) days after the occurrence thereof; or default in the performance of any of Borrower's other agreements herein set forth (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default for thirty (30) days after the occurrence thereof.

      (i) Non-Compliance With Related Agreements. Default in the performance by Borrower, any other Obligor or any Designated Subsidiary of any of its agreements set forth in any Related Agreement (and not constituting an Event of Default under any of the other subsections of this Section 6.1), and continuance of such default after notice from Agent and the expiration of the grace or cure period (if any) set forth therein.

      (j) Representations and Warranties. Any representation or warranty made by Borrower or any other Obligor herein (including without limitation any representation or warranty contained in Section 3.2 or 3.3) or in any Related Agreement is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by Borrower, any Designated Subsidiary or any other Obligor to Agent or any Lender is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by Borrower, any Designated Subsidiary or any other Obligor to Agent or any Lender is untrue or misleading in any material respect on or as of the date made or deemed made.

      (k) Litigation. There shall be entered against any one of Borrower, any other Obligor or any Designated Subsidiary one or more judgments or decrees in excess of $5,000,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (i) that shall have been outstanding less than thirty (30) calendar days from the entry thereof, (ii) for and to the extent which Borrower, such Obligor or such Designated Subsidiary, as applicable, is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which Borrower, such Obligor or such Designated Subsidiary, as applicable, is otherwise indemnified if the terms of such indemnification are satisfactory to Agent or (iii) which have been stayed pending appeal and with respect to which Borrower, such Obligor or such Designated Subsidiary has posted any required bond or letter of credit.

      (l) Termination of Obligations. If any Obligor shall terminate any of its obligations to Agent or any Lender in respect of the Liabilities.

      (m) Validity. If the validity or enforceability of this Agreement or any Related Agreement shall be challenged by Borrower, any Designated Subsidiary or any other Obligor, or if this Agreement or any Related Agreement shall fail to remain in full force and effect.

      (n) Change of Control. If (i) any Person and its Related Parties (other than William R. Berkley and his Related Parties and Interlaken Capital, Inc. and its Related Parties (collectively, the "Investor Parties")) among them have record and beneficial ownership of more than 25% of the outstanding voting power of Borrower or Parent on a fully diluted basis, in any case at any time that the Investor Parties among them have record and beneficial ownership of less than 30% of the outstanding voting power of Borrower or Parent on a fully diluted basis; or (ii) if any Change of Control (as defined in the Senior Secured Note Indenture as it exists on the Closing Date) occurs or (iii) if Borrower ceases to retain record and beneficial ownership of 100% of the issued and outstanding stock of PAI.

      6.2. Effect of Event of Default; Remedies.

      (a) In the event that one or more Events of Default described in Section 6.1(e) shall occur, then each Lender's commitment and the Credit extended under this Agreement shall terminate and all Liabilities hereunder and under any Notes shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

      (b) In the event an Event of Default other than one described in Section 6.1(e) shall occur, at the option of Agent or Requisite Lenders, each Lender's commitment shall terminate and all Liabilities hereunder and under any Notes shall immediately be due and payable without demand or notice of any kind whatsoever, whereupon the Credit extended under this Agreement shall terminate. Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

      (c) In the event of the occurrence of any Event of Default, Agent may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:

      (i) Any remedy contained in this Agreement or in any of the Related Agreements or any Supplemental Documentation;

      (ii) Any rights and remedies available to Agent or any Lender under the UCC, and any other applicable law;

      (iii) To the extent permitted by applicable law, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral which it may already have in its possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same in any of Borrower's premises without cost to Agent;



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

      (iv) At Agent's request, Borrower will, at Borrower's expense, assemble the Collateral and make it available to Agent at a place or places to be designated by Agent which is reasonably convenient to Agent and Borrower; and

      (v) Agent at its option, and pursuant to notification given to Borrower as provided for below, may sell any Collateral actually or constructively in its possession at public or private sale and apply the proceeds thereof as provided below.

7.  ADDITIONAL PROVISIONS REGARDING COLLATERAL AND AGENT'S RIGHTS.

      7.1. Notice of Disposition of Collateral.

      Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten (10) calendar days before such disposition.

      7.2. Application of Proceeds of Collateral.

      Any proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the taking possession of, storing, preparing for sale, and disposition of Collateral, including Attorneys' Fees and legal expenses, and any balance of such proceeds may be applied by Agent toward the payment of such of the Liabilities, and in such order of application, as Agent may from time to time elect.

      7.3. Care of Collateral.

      Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as Borrower requests in writing, but failure of Agent to comply with such request shall not, of itself, be deemed a failure to exercise reasonable care, and no failure of Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

      7.4. Performance of Borrower's Obligations.

      Agent shall have the right, but shall not be obligated, to discharge any claims or Liens against, and any Taxes at any time levied or placed upon any or all Collateral, including without limitation those arising under statute or in favor of landlords, taxing authorities, government, public and/or private warehousemen, common and/or private carriers, processors, finishers, draymen, coopers, dryers, mechanics, artisans, laborers, attorneys, courts, or others. Agent may also pay for maintenance and preservation of Collateral. Agent may, but is not obligated to, perform or fulfill any of Borrower's responsibilities under this Agreement which Borrower has failed to perform or fulfill. Agent may after three (3) Banking Days' notice to Borrower advance to Borrower as a Revolving Loan any payment made or expense incurred under this Section 7.4.

      7.5. Agent's Rights.

      None of the following shall affect the obligations of Borrower or any Designated Subsidiary to Agent or any Lender under this Agreement or Agent's right with respect to the remaining Collateral (any or all of which actions may be taken by Agent at any time, whether before or after an Event of Default, at its sole and absolute discretion and without notice to Borrower):

      (a) acceptance or retention by Agent or any Lender of other property or interests in property as security for the Liabilities, or acceptance or retention of any Obligor(s), in addition to Borrower, with respect to any of the Liabilities;

      (b) release of its Lien on, or surrender or release of, or the substitution or exchange of or for, all or any part of the Collateral or any other property securing any of the Liabilities (including but not limited to any property of any Obligor other than Borrower), or any extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange, of any obligations of any guarantor or other Obligor with respect to any Collateral or any such property;

      (c) extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange of any of the Liabilities, or release or compromise of any obligation of any Obligor with respect to any of the liabilities; or

      (d) failure by Agent or any Lender to resort to other security or pursue any Person liable for any of the Liabilities before resorting to the Collateral.

8.    CONDITIONS PRECEDENT; DELIVERY OF DOCUMENTS AND OTHER
      MATTERS.

      8.1. Conditions Precedent to Initial Loans and Letters of Credit.

      The obligation of each Lender that is a party to this Agreement on the date hereof to make the initial Loans and for Issuing Bank to issue the initial Letters of Credit is subject to satisfaction of the following conditions precedent (in addition to those provided in Section 8.2):

      8.1.1. Liens. The Liens on the Collateral granted under this Agreement and the Related Agreements and all other Liens granted to Agent, for the benefit of itself and Lenders, to secure the Liabilities, shall be senior, perfected Liens, except as otherwise agreed by Agent and Lenders, and all financing statements and other documents relating to Collateral shall have been filed or recorded, as appropriate. Agent shall have received such consents and waivers with respect to the Collateral as Agent shall request, in form and substance satisfactory to Agent.

      8.1.2. Transactions. (i) Borrower shall have issued the Senior Secured Notes, the gross proceeds of such Senior Secured Notes, in an amount not less than $200,000,000, shall have been received by Borrower and the proceeds thereof shall have been used by Borrower in substantially the manner described in "The Acquisition and Use of Proceeds" section of the Offering Memorandum,
(ii) the Acquisition shall have been consummated in accordance with all applicable laws, (iii) Borrower shall have consummated the Term Loans, the gross proceeds thereof, in an amount not less than $100,000,000, should have been received by Borrower and the proceeds thereof shall have been used by Borrower substantially in the manner described in "The Acquisition and Use of Proceeds" section of the Offering Memorandum and (iv) the Third Supplemental Indenture relating to the First Mortgage Notes shall have become effective and the holders of at least ___% of the aggregate principal amount of the First Mortgage Note shall have tendered their First Mortgage Notes pursuant to the Offer (the transactions referred to herein are hereinafter referred to as the "Transactions").

      8.1.3. Solvency. Each Lender shall be satisfied that, after giving effect to the Transactions, and the initial Loans and Letters of Credit, Borrower, each Designated Subsidiary and each other Obligor shall have assets (excluding goodwill and other intangible assets not capable of valuation) having a value, both at fair salable value and at fair valuation, greater than the amount of such Person's liabilities (including trade debt and Indebtedness to Agent and Lenders). Each Lender shall be satisfied that all of the assets supporting the Loans and Letters of Credit under this Agreement shall be sufficient in value to provide Borrower and each Designated Subsidiary with sufficient cash flow and working capital to enable it to thereafter profitably operate its business and to meet its obligations as they become due. Each Lender shall be satisfied that Borrower and each Designated Subsidiary has adequate capital for the business in which it is about to engage. In connection with the foregoing, each Lender shall have received such written appraisals, balance sheets, solvency certificates or other materials as Agent shall reasonably request.

      8.1.4. Effect of Law. No law or regulation affecting Agent's or any Lender's entering into the secured financing transaction contemplated by this Agreement shall impose upon Agent or such Lender any material obligation, fee, liability, loss, penalty, cost, expense or damage.

      8.1.5. Exhibits; Schedules. All Exhibits and Schedules to this Agreement shall have been completed and submitted to each Lender, shall be in form and substance satisfactory to such Lender and shall contain no facts or information which such Lender, in its sole judgment, determines to be unacceptable.

      8.1.6. Licenses, Permits and Consents. All licenses, permits, consents, judicial and regulatory approvals and corporate action necessary to consummate the Transactions and the making of the initial Loans and the issuance of the initial Letters of Credit shall have been obtained on terms acceptable to each Lender.

      8.1.7. Fees. If not funded with the proceeds of the initial Loans, Agent shall have received the upfront closing fee referred to in Section 2.14 and any other fees due and payable by Borrower or any other Person on the funding of the initial Loans and the issuance of the initial Letters of Credit.

      8.1.8. Title to Assets. Borrower and the Designated Subsidiaries shall have good, indefeasible and merchantable title to the Collateral, free and clear of all Liens, except as otherwise permitted in Section 5.15 hereof.

      8.1.9. Material Adverse Change; Litigation. No Material Adverse Change, as determined by each Lender, shall have occurred from December 31, 1996 through the Closing Date and the issuance of the initial Letters of Credit and no Material Adverse Change, as determined by such Lender, shall have occurred in the facts and information disclosed to such Lender or otherwise relied upon by such Lender in making its decision to enter into this Agreement, and no Lender shall have become newly aware of any material adverse facts or information, as reasonably determined by such Lender, with respect to Parent, Borrower or any Designated Subsidiary or the business, operations or prospects thereof. In addition, there shall not have been instituted or threatened any litigation or proceedings in any court or administrative forum affecting or threatening to affect the consummation of the Transactions or which would have a Material Adverse Effect, in each case as determined by each Lender.

      8.1.10. Documents. In addition to this Agreement, each Lender shall have received the agreements, documents and instruments listed in Section VIII of the Closing Checklist attached hereto as Exhibit F, each duly executed where appropriate and dated as of the Closing Date (or such other date as shall be satisfactory to Agent), in form, and containing terms and provisions, acceptable to such Lender.

      8.1.11. Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would be caused thereby.

      8.1.12. Resolutions. Agent shall have received resolutions of Borrower's board of directors authorizing or ratifying the execution, delivery and performance of this Agreement and all Related Agreements executed by Borrower, in form and substance satisfactory to Agent.

      8.2. Continuing Conditions Precedent to all Loans; Certification.

      The obligation of each Lender to make the initial Loans and each subsequent Loan and to establish any LIBOR Rate Loans, and for Issuing Bank to issue the initial Letters of Credit and each subsequent Letter of Credit, is subject to satisfaction of the following conditions precedent in addition to those provided in Section 8.1:

      (a) No Change in Condition. No change in the condition or operations, financial or otherwise, of Borrower, any Designated Subsidiary or any other Obligor, shall have occurred which change, in the reasonable credit judgment of Requisite Lenders, is reasonably likely to have a Material Adverse Effect;

      (b) Default. Before and after giving effect to such Loan and/or Letter of Credit, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and

      (c) Representations and Warranties. Before and after giving effect to such Loan and/or Letter of Credit, the representations and warranties in
Section 4 shall be true and correct in all material respects as though made on the date of such Loan and/or Letter of Credit, except for those representations and warranties which are expressly made as of the date hereof.

Each request for a Loan or a Letter of Credit hereunder made or deemed to have been made by Borrower shall be deemed to be a certificate of Borrower as to the matters set out in the foregoing provisions of this Section 8.2.

9. INDEMNITY.

      9.1. Environmental and Safety and Health Indemnity.

      Borrower hereby indemnifies Agent and each Lender and agrees to hold Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including without limitation court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Agent or any Lender for, with respect to, or as a direct or indirect result of the violation by Borrower or any of the Designated Subsidiaries of any Environmental Law or Occupational Safety and Health Law, or with respect to, or as a direct or indirect result of (a) the presence on or under, or the Release from, properties utilized by Borrower and/or any Designated Subsidiary in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or the escape, seepage, leakage, spillage, disposal, discharge, emission or release of any other hazardous or toxic waste, substance or constituent, or other substance (including without limitation any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) or (b) the existence of any unsafe or unhealthful condition on or at any premises utilized by Borrower and/or any Designated Subsidiary in the conduct of its business except, with respect to any of the foregoing, to the extent arising out of the gross negligence or willful misconduct of Agent or any Lender. The provisions of and undertakings and indemnification set out in this Section 9.1 shall survive satisfaction and payment of the Liabilities and termination of this Agreement.

      9.2. General Indemnity.

      In addition to the payment of expenses pursuant to Section 12.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Agent and each Lender, and the officers, directors, employees, agents, and affiliates of each of Agent and each Lender (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of this Agreement or any Related Agreement, the statements contained in any commitment letter delivered by Agent or any Lender, Agent's or any Lender's agreement to make the Loans or to issue Letters of Credit hereunder, the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Loans hereunder (the "indemnified liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.2 shall survive satisfaction and payment of the Liabilities and termination of this Agreement.

      9.3. Capital Adequacy.

      If Agent or any Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force or law (including without limitation application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by Agent or such Lender or any Person controlling Agent or such Lender in excess of any such increases affecting Agent or such Lender as of the date hereof, and such increase is based upon the existence of Agent's or such Lender's obligations hereunder and other commitments of this type, then from time to time, within ten (10) days after demand from Agent or such Lender, Borrower shall pay to Agent or such Lender, as applicable, such amount or amounts as will compensate Agent or such Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 9.3 shall take into consideration the policies of Agent or such Lender or any Person controlling Agent or such Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Agent or such Lender, as applicable, setting forth the amount or amounts as shall be necessary to compensate Agent or such Lender as specified in this
Section 9.3 shall be delivered to Borrower and shall be conclusive in the absence of manifest error. Any demand to be given by a Lender under this
Section 9.3 shall be effective only if given within 120 days after such Lender became aware or should have become aware of the events giving rise to such notice.

10. AGENT.

      10.1. Appointment of Agent.

      Each Lender hereby irrevocably appoints and authorizes BAI to act as its Agent under this Agreement and the Related Agreements. Each Lender hereby irrevocably appoints and authorizes Agent to take such action on such Lender's behalf under the provisions of this Agreement and the Related Agreements and to exercise such powers and perform such duties under this Agreement and the Related Agreements as are specifically delegated to Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto. Agent may perform any of its duties hereunder or under the Related Agreements by or through its agents or employees. The provisions of this Section 10 are solely for the benefit of Agent and Lenders, and neither Borrower nor any Obligor shall have any rights as a third party beneficiary of any of the provisions hereof other than Section 10.9. In performing its functions and duties under this Agreement and the Related Agreements, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any Obligor.

      10.2. Nature of Duties of Agent.

      Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and the Related Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or under the Related Agreements or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Related Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Related Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Related Agreements except as expressly set forth herein or therein. No duty to act, or refrain from acting, and no other obligation whatsoever, shall be implied on the basis of or imputed in respect of any right, power or authority granted to Agent or





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

shall become effective in the event of any temporary or partial exercise of such rights, power or authority.

      10.3. Agent in its Capacity as Lender.

      With respect to its obligation to lend under this Agreement and the Related Agreements, the Loans made by it and its participation in Letters of Credit, Agent shall have the same rights and powers under this Agreement and the Related Agreements as any Lender and may exercise the same as though it were not Agent, and the terms "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its capacity as a Lender hereunder. Agent, any Lender and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with Borrower, or Related Parties of Borrower, as if it were not Agent or as if it or they were not a Lender hereunder and without any duty to account therefor to the other parties to this Agreement; provided, that the obligations of Borrower under such transactions shall not be deemed to be Liabilities or secured by any Collateral without the prior written agreement of the Requisite Lenders; provided, further that Lenders acknowledge and agree that the obligations of Borrower to BAI or any other Lender as Issuing Bank and with respect to any lockbox or bank account maintained by or for the benefit of Borrower, including the Demand Deposit Account, the Depository Accounts, and the Assignee Deposit Account, shall be deemed to be Liabilities secured by the Collateral.

      10.4. Independent Credit Analysis.

      Each Lender agrees that it has, independently and without reliance upon Agent, any other Lender, or the directors, officers, agents, attorneys or employees of Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Parent, Borrower and/or each Designated Subsidiary, made its own independent credit analysis and decision to enter into this Agreement and the Related Agreements to which it is a party, and that it shall independently and without reliance upon Agent, any other Lender, or the directors, officers, agents, attorneys or employees of Agent or of any other Lender, continue to make its own independent credit analysis and decisions in acting or not acting under this Agreement and the Related Agreements. Except as otherwise expressly provided herein, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the affairs, financial condition, litigation, liabilities, or business of Parent, Borrower, any Designated Subsidiary or any other Obligor which may at any time come into the possession of Agent (or any of its affiliates). In the event such information is furnished to any Lender by Agent, Agent shall have no duty to confirm or verify its accuracy or completeness and shall have no liability whatsoever with respect thereto.

      10.5. General Immunity.

      Neither Agent nor any of its directors, officers, agents, attorneys or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or the Related Agreements or in connection herewith or therewith except for its or their own willful misconduct or gross negligence. Without limiting the generality of the foregoing, Agent:
(i) shall not be responsible to Lenders for any recitals, statements, warranties or representations under this Agreement or the Related Agreements or any agreement or document relative hereto or thereto or for the financial or other condition of any Obligor, (ii) shall not be responsible for the authenticity, accuracy, completeness, value, validity, effectiveness, due execution, legality, genuineness, enforceability, collectibility or sufficiency of this Agreement or the Related Agreements or any other agreements or any assignments, certificates, requests, financial statements, projections, notices, schedules or opinions of counsel executed and delivered pursuant hereto or thereto, (iii) shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Related Agreements on the part of Obligors or of any of the terms of any such agreement by any party hereto or thereto and shall have no duty to inspect the property (including the books and records) of any Obligor,
(iv) shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or another Obligor or is cared for, protected or insured or that the Liens granted to Agent herein or in Related Agreements or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected, enforced, realized upon or are entitled to any particular priority, and (v) shall incur no liability under or in respect of this Agreement or the Related Agreements or any other document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex, telecopier or similar form of facsimile transmission) believed by Agent to be genuine and signed or sent by the proper party. Agent may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

      10.6. Action by Agent.

      (a) Actual Knowledge. Agent may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrower or Borrower's independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

      (b) Discretion to Act. Agent shall have the right to request instructions from Requisite Lenders by notice to each Lender. If Agent shall request instructions from Requisite Lenders with respect to any act or action (including the failure to act) in connection with this

Agreement or any Related Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any Related Agreement in accordance with the instructions of Requisite Lenders. Agent may give any notice required under Section 6 hereof without the consent of any of Lenders unless otherwise directed by Requisite Lenders in writing and will, at the direction of Requisite Lenders, give any such notice required under Section 6. Except for any obligation expressly set forth in this Agreement or the Related Agreements, Agent may, but shall not be required to, exercise its discretion to act or not act, except that Agent shall be required to act or not act upon the instructions of Requisite Lenders (unless all of Lenders are required to provide such instructions as provided in Section 12.6) and those instructions shall be binding upon Agent and all Lenders; provided that Agent shall not be required to act or not act if to do so would expose Agent to liability or would be contrary to this Agreement or any Related Agreements or to applicable law.

      10.7. Right to Indemnity.

      Agent shall be fully justified in failing or refusing to take any action under this Agreement or the Related Agreements or in relation hereto or thereto unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. Lenders further agree to indemnify Agent ratably in accordance with their Pro Rata Shares for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or the other Related Agreements or the transactions contemplated hereby or thereby, or the enforcement of any of the terms hereof or thereof or of any other documents; provided no such liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement results from Agent's gross negligence or willful misconduct. Each Lender agrees to reimburse Agent in the amount of its Pro Rata Share of any out-of-pocket expenses for which Agent is entitled to receive, but has not received, reimbursement pursuant to this Agreement. The agreements in this Section 10.7 shall survive the payment and fulfillment of the Liabilities and termination of this Agreement.

      10.8. Rights and Remedies to be Exercised by Agent Only.

      In the event any remedy may be exercised with respect to this Agreement or the Related Agreements or the Collateral, Agent shall pursue remedies designated by Requisite Lenders subject to the proviso set forth in Section 10.6(b). Each Lender agrees that no Lender shall have any right individually
(a) to realize upon the security created by this Agreement or the Related Agreements, (b) enforce any provision of this Agreement or the Related Agreements, or (c) make demand under this Agreement or the Related Agreements; provided, that any Lender that is an Issuing Bank may make demand upon Borrower as the Issuing Bank pursuant to Sections 2.2(b) and 2.2(c) and BAI may make demand upon Borrower pursuant to Section 12.4.

      10.9. Agent's Resignation.

      Agent may resign at any time after giving at least thirty (30) days' prior written notice of its intention to do so to each Lender and to Borrower. Upon satisfaction of the foregoing condition, Requisite Lenders shall have the right to appoint a successor Agent (such appointment to be subject to the consent of Borrower (which consent of Borrower shall not be unreasonably withheld or delayed); provided, that Borrower's consent shall not be required if a Lender is appointed Agent). If no successor Agent shall have been so appointed and shall have accepted such appointment within twenty (20) days after Agent's giving of such notice of resignation, then the resigning Agent may appoint a successor Agent. After any resigning Agent's resignation hereunder as Agent, it shall be discharged from its duties and obligations under this Agreement but the provisions of this Section 10 shall continue to bind Agent and inure to Agent's benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Upon appointment of a successor Agent, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor.

      10.10. Disbursement of Proceeds of Loans and Other Advances.

      Agent may (and is hereby irrevocably authorized by Lenders), but shall have no duty to make such other disbursements and advances as Revolving Loans on behalf of Lenders, including without limitation the making of advances for the expenditures described in Section 7.4 of this Agreement, which Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral, or any portion thereof. Agent's use of its own checks upon its funds or Agent's transfer of its own funds, by wire or otherwise, to an account of Borrower or any other Obligor shall be deemed to be disbursements made by each Lender under this Agreement and pursuant to the Related Agreements.

      10.11. Release of Collateral.

      Each Lender hereby irrevocably authorizes Agent, at its option and in its discretion, to release any and all guaranties of the Liabilities and any Lien granted to or held by Agent upon any Collateral (i) upon termination of Lenders' obligations to make Loans and payment and satisfaction of all Loans, Letter of Credit reimbursement obligations and all other Payment Liabilities and which Agent has been notified in writing are then due and payable; (ii) constituting Collateral being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the terms of this Agreement (and, absent any actual knowledge of Agent to the contrary, Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower or any other Obligor owned no interest at the time the Lien was granted and at all times thereafter; or (iv) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, each Lender will confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section 10.11.

      10.12. Agreement to Cooperate.

      Each Lender agrees to cooperate to the end that the terms and provisions of this Agreement may be promptly and fully carried out. Lenders also agree, from time to time, at the request of Agent, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and intent of this Agreement and the Related Agreements.

      10.13. Sharing of Collateral.

      If any Lender shall obtain any payment (whether voluntary, involuntary, through exercise of any right of set off, or otherwise) on account of the Liabilities in excess of the amount to which it is entitled pursuant to this Agreement, such Lender shall forthwith purchase from the other Lenders such participations in such other Lenders' claims against Borrower as shall be necessary to cause such purchasing Lender to share the excess payment with the other Lenders in accordance with the provisions of this Agreement; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such other Lender shall be rescinded and such other Lenders shall repay to the purchasing Lender the purchase price to the extent of their portion of such recovery together with an amount equal to the share (according to the proportion of (i) the amount of such other Lenders' required repayment, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by purchasing Lender in respect of the total amount recovered.

      10.14. Lenders to Act as Agents.

      If any Collateral or proceeds thereof at any time comes into the possession or under the control of any Lender, such Lender shall hold such Collateral or proceeds thereof as agent for the joint benefit of Lenders, and will, upon receipt therefor, deliver such Collateral or proceeds thereof to Agent.

11. ADDITIONAL PROVISIONS.

      Additional provisions are set forth in Supplement A.

12. GENERAL.

      12.1. Borrower Waiver.

      Except as otherwise provided for in this Agreement, Borrower waives (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Agent or any Lender may do in this regard; (b) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or Agent's or any Lender's replevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of Agent's or any Lender's remedies; and (c) the benefit of all valuation, appraisement and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

      12.2. Power of Attorney.

      Borrower appoints Agent, or any Person whom Agent may from time to time designate, as Borrower's attorney and agent-in-fact with power (which appointment and power, being coupled with an interest, is irrevocable until all Payment Liabilities under this Agreement are paid and performed in full and this Agreement is terminated), without notice to Borrower, to:

      (a) At such time or times hereafter as Agent or said agent, in its sole and absolute discretion, may determine in Borrower's or Agent's name (i) endorse Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of Agent or under Agent's control and apply such payment or proceeds to the Liabilities; (ii) endorse Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in Agent's possession relating to Accounts Receivable, Inventory or any other Collateral; (iii) use the information recorded on or contained in any data processing equipment and computer hardware and software to which Borrower has access relating to Accounts Receivable, Inventory and/or other Collateral; (iv) use Borrower's stationery and sign the name of Borrower to verification of Accounts Receivable and notices thereof to Account Debtors; and
(v) if not done by Borrower, do all acts and things determined by Agent to be necessary, to fulfill Borrower's obligations under this Agreement; and

      (b) At such time or times after the occurrence and during the continuance of an Event of Default, as Agent or said agent, in its sole and absolute discretion, may determine, in Borrower's or Agent's name: (i) demand payment of the Accounts Receivable; (ii) enforce payment of the Accounts Receivable, by legal proceedings or otherwise; (iii) exercise all of

Borrower's rights and remedies with respect to the collection of the Accounts Receivable and other Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts Receivable; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts Receivable; (vi) if permitted by applicable law, sell or assign the Accounts Receivable and/or other Collateral upon such terms for such amounts and at such time or times as Agent may deem advisable; (vii) discharge and release the Accounts Receivable and/or other Collateral; (viii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (ix) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts Receivable and/or other Collateral; and (x) do all acts and things necessary, in Agent's sole and absolute discretion, to obtain repayment of the Liabilities and to fulfill Borrower's other obligations under this Agreement.

      12.3. Expenses; Attorneys' Fees.

      Borrower agrees, whether or not any Loan is made or Letter of Credit is issued hereunder, to pay upon demand all Attorneys' Fees and all other reasonable expenses incurred by Agent at any time, including fees, costs and expenses incurred in connection with Collateral field audits or other due diligence investigations by Agent (subject to the limits contained in Section 5.5). For purposes of this Agreement, "Attorneys' Fees" means the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals and any outside consultants employed by such attorneys) employed by Agent or, to the extent specifically referred to below, any Lender (including but not limited to attorneys and paralegals who are employees of Agent or any Lender) from time to time (a) in connection with the negotiation, preparation, execution, delivery, administration and, in the case of Agent or any Lender, enforcement of this Agreement, any Related Agreement, any Supplemental Documentation and all other documents or instruments provided for herein or in any thereof or delivered or to be delivered hereunder or under any thereof or in connection herewith or with any thereof, (b) to prepare documentation related to the Loans made and other Liabilities incurred hereunder, (c) to prepare any amendment to or waiver under this Agreement or any Related Agreement and any documents or instruments related thereto, (d) to represent Agent or any Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding or to file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit or proceeding (whether instituted by Agent or any Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, this Agreement or any Related Agreement (other than any litigation, contest, dispute, suit or proceedings involving a dispute between Agent and any Lender or between any Lender and any other Lender), or Borrower's or any other Obligor's or any Designated Subsidiary's affairs, (e) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, (f) to perfect or attempt to enforce any security interest in any of the Collateral or to give any advice with respect to such enforcement and (g) to enforce any of Agent's or any Lender's rights to collect any of the Liabilities. Agent may after three (3) Banking Days' notice to Borrower advance all such amounts to Borrower as a Revolving Loan. Borrower also agrees (y) to indemnify and hold Agent and each Lender harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or issuing Letters of Credit and (z) to pay, and save Agent and each Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement, or any Related Agreement or Supplemental Documentation, or the issuance of any Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. In addition to the foregoing, "Attorneys' Fees" shall include Agent's fees and expenses of the types described in the preceding sentence incurred in connection with the syndication, participation and assignment of this Agreement, any Related Agreement and any Supplemental Documentation. Borrower's foregoing obligations shall survive any termination of this Agreement.

      12.4. BAI's Fees and Charges.

      To the extent not already covered by Section 12.3, Borrower agrees to pay BAI on demand by BAI the customary fees and charges of BAI for maintenance of accounts with BAI or for providing other services to Borrower and if not so paid, each Lender shall, without regard to any other provision of this Agreement or any other Related Agreement or any defense that Borrower may have to its obligation to pay BAI in connection with such fees and charges, pay BAI for such Lender's Pro Rata Share of such fees and charges, and any payments so made by Lenders to BAI shall be deemed to be Revolving Loans. Each Lender (other than BAI) acknowledges and agrees that it shall not be entitled to any of the fees and charges of BAI as provided in the immediately preceding sentence. Agent may, in its sole and absolute discretion, provide for such payment by advancing the amount thereof to Borrower as a Revolving Loan after three (3) Banking Days' notice to Borrower.

      12.5. Lawful Interest.

      In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that any Lender has received interest hereunder in excess of the highest applicable rate, such Lender shall promptly refund its Pro Rata Share of such excess interest to Borrower.

      12.6. No Waiver by Agent or any Lender; Amendments.

      No failure or delay on the part of Agent or any Lender in the exercise of any power or right, and no course of dealing between Borrower and Agent or any Lender shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to Agent or any Lender at law or in equity. No notice to or demand on Borrower not required hereunder shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Agent or any Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Related Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Requisite Lenders. Notwithstanding the foregoing, any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby: (a) increase in the amount of the Maximum Loan Amount of such Lender, (b) reduction of the principal of, rate or amount of interest on the Revolving Loans or any fees or charges (including, without limitation, any Letter of Credit fees or charges) payable to such Lender (other than by the payment or prepayment thereof), (c) postponement of the date fixed for any payment of principal of, or interest on, the Loans or any fees or charges) (including, without limitation, any Letter of Credit fees or charges) or other amounts payable to such Lender, (d) change in the aggregate Pro Rata Share of Lenders which shall be required for Lenders or any of them to take action hereunder or amend the definition of "Requisite Lenders," or (e) amendment of this Section 12.6. Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver of any provision of this Agreement, and any consent to any departure by Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

      12.7. Termination of Revolving Credit.

      Borrower may terminate the Revolving Credit at any time upon notice to Agent and payment in full of the outstanding principal balance of the Loans and all other Payment Liabilities under this Agreement and the Related Agreements, as provided in Section 2.1.2. All of Agent's and each Lender's rights and remedies, the Liens of Agent on the Collateral, for the benefit of itself and Lenders, and all of Borrower's duties and obligations under this Agreement shall survive termination of the Credit extended to Borrower hereunder until all of the Payment Liabilities hereunder have been finally paid and performed in full. The termination or cancellation of the Credit shall not affect or impair the liabilities and obligations of Borrower or any one or more of the Obligors to Agent and Lenders or Agent's and each Lender's rights with respect to any Loans and advances made and other Liabilities incurred prior to such termination or with respect to the Collateral.

      12.8. Notices.

      Except as otherwise expressly provided herein, any notice hereunder to Borrower, Agent or any Lender shall be in writing (including facsimile communication) and shall be given to Borrower, Agent or such Lender at its address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as Borrower, Agent or such Lender may, by written notice, designate as its address or facsimile number for purposes of notices hereunder. All such notices shall be deemed to be given when transmitted by facsimile, delivered by courier, personally delivered or, in the case of notice by mail, three (3) Banking Days following deposit in the United States mails, properly addressed as herein provided, with proper postage prepaid; provided, however, that notice to Agent of Borrower's intent to terminate the Credit shall not be effective until actually received by Agent.

      12.9. Assignments and Participations; Information.

      (a) This Agreement may not be assigned by Borrower without the prior written consent of Agent and Lenders. Whenever in this Agreement reference is made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of Borrower and the successors and assigns of Agent and each Lender.

      (b) Borrower and each Lender hereby agree that on or after the date hereof, BAI may, in its discretion, without Borrower's or any other Lender's consent, sell one or more assignments of portions of its interest in the Credit. Each sale described in the preceding sentence shall be to a creditworthy financial institution satisfactory to BAI, in its discretion, and on such terms and conditions as BAI may determine. No other Lender may sell any portion of its interest in the Credit without the consent of Borrower and Agent, which consent will not be unreasonably withheld.

      (c) Each assignment of an interest hereunder shall be subject to the following conditions: (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement, and the Maximum Loan Amount assigned shall be in a minimum amount of $5,000,000 and after giving effect to such assignment no Lender's Maximum Loan Amount shall be less than $5,000,000 (unless such Lender sells all of its interest in the Credit), and (ii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, with a copy to Borrower. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance Agreement and agreed to by Agent, (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance Agreement and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original

Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto).

      (d) Agent shall maintain a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of Lenders and the Maximum Loan Amount and principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      (e) Upon its receipt of an Assignment and Acceptance Agreement executed by the assigning Lender and the assignee and a processing and recordation fee of $2,500 (payable by the assigning Lender or the assignee, as shall be agreed between them), Agent shall, if such Assignment and Acceptance Agreement has been completed and is in compliance with this Agreement and in substantially the form of Exhibit D and Agent has consented to the assignment evidenced thereby, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower.

      (f) Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of this Agreement or the Related Agreements or to the release of any Collateral covered by this Agreement or the Related Agreements, to consent to any action or failure to act by any party to this Agreement or any of the Related Agreements, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of this Agreement or the Related Agreements or any Collateral, shall be limited to the right to consent to (A) an increase in the Maximum Loan Amount of the Lender from whom such participant purchased a participation, (B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof) or (C) postponement of any date fixed for any payment of principal of, or interest on, the Loans subject to such participation.

      (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.9, disclose to the assignee or participant or proposed assignee or participant, any information relating to Parent, Borrower or its Subsidiaries furnished to such Lender by or on behalf of Borrower; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve the confidentiality of any confidential information described therein and such Lender shall notify Borrower of the assignee or participant, or proposed assignee or participant.

      (h) Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by Borrower under this Agreement or the Related Agreements shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

      (i) Agent agrees to promptly notify Borrower of each sale of a participation or permitted assignment hereunder. Borrower agrees to use its best efforts to assist Lenders in their efforts to sell assignments and participations hereunder. In addition, Borrower agrees to execute new Notes in favor of each of the selling and purchasing Lender, upon each sale of an assignment hereunder, provided that the existing Notes in favor of the selling Lender are simultaneously therewith returned to Borrower.

      12.10. Severability.

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      12.11. Successors.

      This Agreement shall be binding upon each of Borrower, Agent and each Lender and their respective successors and permitted assigns, and shall inure to the benefit of each of Borrower, Agent and each Lender and their respective successors and permitted assigns.

      12.12. Construction.

      BORROWER ACKNOWLEDGES THAT THIS AGREEMENT SHALL NOT BE BINDING UPON AGENT OR ANY LENDER OR BECOME EFFECTIVE UNTIL FULLY EXECUTED COUNTERPARTS HAVE BEEN EXECUTED AND DELIVERED TO AGENT AND BORROWER. ONCE EFFECTIVE, THIS AGREEMENT AND THE RELATED AGREEMENTS AND SUPPLEMENTAL DOCUMENTS SHALL, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, BE DEEMED TO HAVE BEEN NEGOTIATED AND ENTERED INTO IN, AND SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF, THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY,

CONSTRUCTION, EFFECT, CHOICE OF LAW, AND IN ALL OTHER RESPECTS, INCLUDING BUT NOT LIMITED TO THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF SECURITY INTERESTS AND LIENS WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION.

      12.13. Consent to Jurisdiction.

      To induce Agent and each Lender to accept this Agreement, Borrower irrevocably agrees that, subject to Agent's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS, OR THE SUPPLEMENTAL DOCUMENTATION OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

      12.14. Subsidiary Reference.

      Any reference herein to a Subsidiary or Subsidiaries of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to "Borrower and the Subsidiaries" or which is to be determined on a "consolidated" or "consolidating" basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes.

      12.15. Waiver of Jury Trial.

      BORROWER, AGENT AND EACH LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                         PIONEER AMERICAS ACQUISITION CORP.

                                         By /s/ PHILIP J. ABLOVE
                                            -----------------------------------
                                         Title  Vice President and Chief
                                               --------------------------------
                                                 Financial Officer
                                               --------------------------------

                                         Address:   4200 NationsBank Center
                                                    700 Louisiana Street
                                                    Houston, Texas  77002

                                         Telecopier Number:  (713) 225-4426
                                         Attention: Chief Financial Officer and
                                                    Corporate Secretary
                                         BANK OF AMERICA ILLINOIS, as a Lender

                                         By /s/ RICHARD A. BEUTEL
                                            -----------------------------------
                                         Title  Senior Vice President
                                               --------------------------------

                                         Address:   231 South LaSalle Street
                                                    Chicago, Illinois  60697

                                         Telecopier Number: (312) 974-0761
                                         Attention: Richard Beutel

                                         Maximum Loan Amount:  $35,000,000

                                         BANK OF AMERICA ILLINOIS, as Agent

                                         By /s/ DAVID A. JOHANSON
                                            -----------------------------------
                                         Title  Vice President
                                               --------------------------------

                                         Address:   231 South LaSalle Street
                                                    Chicago, Illinois  60697

                                         Telecopier Number:   (312) 974-9102
                                         Attention: Agency Management Services

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A    -    Form of Borrowing Base Certificate
Exhibit B    -    Form of Inventory Report
Exhibit C    -    Form of Compliance Certificate
Exhibit D    -    Form of Assignment and Acceptance Agreement
Exhibit E    -    Form of Accounts Receivable Report
Exhibit F    -    Closing Checklist
Exhibit G    -    Existing Letters of Credit

Schedules:

Schedule 4.1 Schedule of Tradenames and State of Incorporation and States of Qualification
Schedule 4.7      Insurance Summary
Schedule 4.8      Schedule of Litigation and Contingent Liabilities
Schedule 4.9      Schedule of Liens
Schedule 4.10     Schedule of Subsidiaries
Schedule 4.11     Schedule of Partnerships and Joint Ventures
Schedule 4.12     Schedule of Business and Collateral Locations
Schedule 4.16     Schedule of Patents, Trademarks and Copyrights
Schedule 4.18     Schedule of Labor Matters
Schedule 4.19     Schedule of Contingent Employee Benefit Plan Liabilities
Schedule 4.21     Schedule of Noncompliance
Schedule 4.22     Schedule of Proposed Tax Assessments
Schedule 4.25     Schedule of Environmental Matters
Schedule 4.27     Schedule of Capitalized Lease Obligations
Schedule 4.28     Schedule of Capitalization
Schedule 5.14     Schedule of Indebtedness
Schedule 5.17     Schedule of Investments
Schedule 5.25     Schedule of Affiliate Transactions

                                  SUPPLEMENT A
                                       to
                          LOAN AND SECURITY AGREEMENT
                        Dated as of June 17, 1997 among
                      Pioneer Americas Acquisition Corp.,
               Bank of America Illinois, as Agent and as Lender,
                      and the other Lenders Party Thereto





1.       Loan Agreement Reference.

                 This Supplement A, as it may be amended or modified from time to time, is a part of the Loan and Security Agreement dated as of June 17, 1997 among Borrower, Agent and Lenders (together with all amendments, modifications and supplements thereto, the "Loan Agreement"). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

2.       Revolving Credit Amount; Borrowing Base.

                 2.1. Revolving Credit Amount. The maximum amount of Revolving Loans which Lenders will make available to Borrower (such amount is herein called the "Revolving Credit Amount") is $35,000,000.

                 2.2. Borrowing Base. The term "Borrowing Base," as used herein, shall mean:

                          (i) an amount equal to up to 85% of the net amount (after deduction of such reserves and allowances as Agent deems proper and necessary in its reasonable business judgment) of Eligible Accounts Receivable; plus

                          (ii)    an amount equal to the least of (a)
                 $10,000,000, subject to Section 5.1 hereof, (b) up to 50% (after deduction of such reserves and allowances as Agent deems proper and necessary in its reasonable judgment) of Eligible Inventory and (c) an amount equal to 35% of the amount in Section 2.2(i) hereof.

                 2.3. Agent's and Lenders' Rights. Borrower agrees that nothing contained in Supplement A (i) shall be construed as Agent's or any Lender's agreement to resort or look to a particular type or item of Collateral as security for any specific Loan or portion of the Liabilities or advance or in any way limit Agent's or any Lender's right to resort to any or all of the Collateral as security for any of the Liabilities, (ii) shall be deemed to limit or reduce any Lien upon any portion of the Collateral or other security for the Liabilities or (iii) shall supersede Section 2.9 of the Loan Agreement.

3.       Interest.

                 3.1.     Loans.

                          3.1.1.  Revolving Loans.

                 (a) Interest to Maturity. The unpaid principal balance of the Revolving Loans (other than Overdraft Loans and Over Advances) shall bear interest to maturity at a per annum rate equal to the Floating Rate; provided, that pursuant to the provisions of Section 3.1.1(c), below, from time to time Borrower may elect to have all or any portion of the Revolving Loans bear interest at the LIBOR Rate.

                 (b) LIBOR Rate Option. Borrower shall have the right, from time to time, to designate all or any portion of the Revolving Loans as bearing interest at the then applicable LIBOR Rate, by means of a written notice to Agent specifying (i) the amount of such Revolving Loans that will bear interest at a LIBOR Rate (provided, that such LIBOR Rate Loans shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000)); (ii) the date on which the applicable Interest Rate Period shall begin; and (iii) the Interest Rate Period applicable thereto. All designations of Revolving Loans as LIBOR Rate Loans must be received by Agent not later than 10:00 a.m., Chicago time, three (3) Banking Days prior to the date the applicable Interest Rate Period is to begin (or is to be continued). Notwithstanding the foregoing, (x) all undesignated portions of the Revolving Loans shall bear interest at the Floating Rate, (y) no Interest Rate Period may commence or be continued at any time that an Event of Default is in existence under Section 6.1(a), 6.1 (e) or
         Section 6.1(h) (solely because of a breach of Section 5 of this Supplement A) of the Loan Agreement and in each case, Agent has determined in good faith that such a commencement or continuation is not appropriate, in any case notwithstanding a contrary designation by Borrower, and (z) in no event may more than four (4) LIBOR Rate Loans having different Interest Rate Periods be outstanding at any one time. Each designation by Borrower of a LIBOR Rate Loan shall be irrevocable.

                 (c) Default Rate. If any principal amount of the Loans is not paid when due, at the option of Requisite Lenders, the entire unpaid principal balance of the Revolving Loans shall bear interest until paid at a rate per annum equal to the greater of (i) the applicable interest rate from time to time in effect plus 2.00% and
         (ii) 2.00% above the applicable interest rate in effect at the time of such Event of Default.

                          3.1.2. Overdraft Loans; Over Advances. Overdraft Loans and Over Advances shall bear interest at the rate(s) determined pursuant to Section 2.7 or Section 2.8 of the Loan Agreement, as applicable.

                 3.2. Computation. Interest shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed; provided, that the computation of interest on LIBOR Rate Loans shall include the date on which the applicable Interest Rate Period began, but shall exclude the last day of the applicable Interest Rate Period. LIBOR Rate Loans not repaid on the last day of the Interest Rate Period applicable thereto shall be continued or converted into Revolving Loans bearing interest at the Floating Rate, as applicable, and bear interest as provided herein, from and including the last day of such Interest Rate Period. Changes in any interest rate provided for herein which are due to changes in the Reference Rate shall take effect on the date of the change in the Reference Rate.

                 3.3. Payment. Until maturity, interest on the Loans shall be payable on the last day of each month, commencing on June 30, 1997, and at maturity; provided, that interest on LIBOR Rate Loans shall be payable in arrears on the last day of the Interest Rate Period applicable thereto and at maturity. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand.

                 3.4. Funding Indemnification. If any payment of a LIBOR Rate Loan occurs on a date which is not the last day of the applicable Interest Rate Period, whether because of acceleration, prepayment or otherwise, Borrower will indemnify each Lender and Agent for any loss or cost incurred by it resulting therefrom, including without limitation any loss or cost in liquidating or employing deposits acquired to fund or maintain such Loan.
Agent shall deliver a written statement as to the amount due, if any, under this Section, after consultation with each Lender so affected. Such written statement shall set forth in reasonable detail the calculations upon which Agent and each Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under this Section shall be calculated as though each Lender funded its LIBOR Rate Loans through the purchase of a deposit of the type and maturity corresponding to the LIBOR Rate Loan and applicable Interest Rate Period bearing interest at the LIBOR Rate less the Applicable Margin at such time, whether or not the Lender actually funded the Loan in that manner. The amount specified in the written statement shall be payable on demand after receipt by Borrower of the written statement.

                 3.5. Availability of Interest Rate Options. If any Lender determines that maintenance of any of its LIBOR Rate Loans would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Lender shall immediately notify Agent thereof and Agent shall suspend the availability of such LIBOR Rate Loans and require any LIBOR Rate Loans outstanding and so affected to be repaid; or if any Lender determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Loans are not available, (ii) the LIBOR Rate does not accurately reflect the cost of making such Loans, or (iii) the Lender's ability to make or maintain LIBOR Rate Loans has been materially adversely affected by the occurrence of any event after the date hereof, then Lender shall immediately notify Agent thereof and Agent shall suspend the availability of the LIBOR Rate Loans, as applicable, after the date of any such determination.

                 3.6. Lenders' Obligation to Mitigate. Agent and each Lender agrees that if it becomes aware of either (i) the occurrence of an event or the existence of a condition described in Section 9.3 of the Loan Agreement or Section 3.5 hereof that would cause Agent or such Lender to make a determination of the nature described therein, or (ii) the imposition, assessment or collection of any taxes on or in respect of any Loan or Letter of Credit, Agent or such Lender will, to the extent consistent with its internal policies, use reasonable efforts to issue, make, fund or maintain the affected Letters of Credit or Loans through another lending office of such Agent or Lender, if any, if, as a result thereof, the additional amounts that would otherwise be required to be paid to Agent or such Lender in respect thereof, would be reduced, or LIBOR Rate Loans could be maintained, as the case may be, and if, as determined by Agent or such Lender in its reasonable discretion, the issuing, making, funding or maintaining of such Letters of Credit or Loans through such other lending office would not adversely affect Agent or such Lender or such Letters of Credit or Loans. Borrower hereby agrees to pay all reasonable expenses incurred by Agent or any Lender in using another lending office pursuant to this Section 3.6.

4.       Additional Eligible Account Receivable Requirements.

                 Each Account Receivable identified by Borrower as an Eligible Account Receivable must not be unpaid on the date that is 60 days after the applicable invoice dates. If invoices representing 15% or more of the unpaid net amount of all Accounts Receivable from any one Account Debtor are unpaid more than 60 days after the applicable invoice dates, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable.

5.       Additional Covenants.

                 From the Closing Date and thereafter until all of Borrower's Liabilities under the Loan Agreement are paid in full, Borrower agrees that, unless Requisite Lenders otherwise consent in writing:

                 5.1. Interest Coverage Ratio. Borrower will not permit the ratio ("Interest Coverage Ratio") of (a) EBITDA for any period set forth below, to (b) interest expense (net of interest income not otherwise included in the calculation of earnings) for such period, each determined for Borrower and its Subsidiaries on a consolidated basis, and in accordance with GAAP, to be less than 1.1:1.0 at the end of each month for the preceding twelve month period.

                 For purposes of Section 5.1, interest expense shall include, without limitation, implicit interest expense on Capitalized Leases.

                                  PIONEER AMERICAS ACQUISITION CORP.


                                  By /s/ PHILIP J. ABLOVE
                                    -------------------------------------------
                                  Title  Vice President and Chief
                                       ----------------------------------------
                                         Financial Officer
                                       ----------------------------------------

                                  Address:         4200 NationsBank Center
                                                   700 Louisiana Street
                                                   Houston, Texas  77002

                                  Telecopier Number:  (713) 225-4426
                                  Attention:       Chief Financial Officer and
                                                   Corporate Secretary



                                  BANK OF AMERICA ILLINOIS, as a Lender


                                  By /s/ RICHARD A. BEUTEL
                                    -------------------------------------------
                                  Title  Senior Vice President
                                       ----------------------------------------

                                  Address:         231 South LaSalle Street
                                                   Chicago, Illinois  60697

                                  Telecopier Number:  (312) 974-0761
                                  Attention:       Richard Beutel



                                  BANK OF AMERICA ILLINOIS, as Agent


                                  By /s/ DAVID A. JOHANSON
                                    -------------------------------------------
                                  Title  Vice President
                                       ----------------------------------------

                                  Address:         231 South LaSalle Street
                                                   Chicago, Illinois  60697

                                  Telecopier Number:  (312) 974-9102
                                  Attention:       Agency Management Services